EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among:

ON SEMICONDUCTOR CORPORATION,

a Delaware corporation;

PAC-10 ACQUISITION CORPORATION,

a Delaware corporation; and

CALIFORNIA MICRO DEVICES CORPORATION,

a Delaware corporation

Dated as of December 14, 2009

SECTION 1:	THE OFFER	2

1.1	The Offer	2
1.2	Company Action	4
1.3	Top Up Option	6

SECTION 2:	THE MERGER	7

2.1	Merger of Purchaser into the Company	7
2.2	Effect of the Merger	7
2.3	Closing; Effective Time	7
2.4	Certificate of Incorporation and Bylaws; Directors and Officers	8
2.5	Conversion of Shares	8
2.6	Closing of the Company’s Transfer Books	9
2.7	Surrender of Shares	9
2.8	Treatment of Company Options; Employee Stock Purchase Plan	11
2.9	Dissenting Shares	12
2.10	Further Action	12

SECTION 3:	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	13

3.1	Organization and Good Standing	13
3.2	Authority; No Conflict	13
3.3	Capitalization	15
3.4	SEC Reports	16
3.5	Financial Statements	18
3.6	Property; Sufficiency of Assets	18
3.7	Receivables, Customers, Suppliers	19
3.8	Real Property; Equipment	19
3.9	Proprietary Rights	19
3.10	No Undisclosed Liabilities	25
3.11	Taxes	26
3.12	Employee Benefits	28
3.13	Compliance with Legal Requirements; Governmental Authorizations	32
3.14	Environmental Matters	33
3.15	Legal Proceedings	34
3.16	Absence of Certain Changes and Events	34
3.17	Contracts; No Defaults	36
3.18	Insurance	38
3.19	Labor Matters	38
3.20	Business Relationships	39
3.21	Interests of Officers and Directors	39
3.22	Encryption and Other Restricted Technology	39
3.23	Rights Plan; DGCL Section 203	39
3.24	Opinion of Financial Advisor	39
3.25	Brokers	40
3.26	Offer Documents; Schedule 14D-9	40

-i-

(continued)

-ii-

(continued)

ANNEXES

ANNEX A	Conditions to the Offer

EXHIBITS

EXHIBIT A	Certain Definitions

EXHIBIT B	Directors, Officers and Stockholders of the Company Executing Tender Agreements

EXHIBIT C	Form of Certificate of Incorporation of Surviving Corporation

EXHIBIT D	Form of Bylaws of Surviving Corporation

-iii-

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of December 14, 2009, by and among: ON SEMICONDUCTOR CORPORATION, a Delaware corporation (“Parent”); PAC-10 ACQUISITION CORPORATION, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”); and CALIFORNIA MICRO DEVICES CORPORATION, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in EXHIBIT A and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they first appear.

RECITALS

A. The Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth.

B. In furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer to acquire all the issued and outstanding shares (“Shares”) of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) for $4.70 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the “Per Share Amount”), net to the seller in cash (the “Offer”), upon the terms and subject to the conditions of this Agreement and the Offer;

C. Following consummation of the Offer, Purchaser shall merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held in the treasury of the Company and shares of Company Common Stock owned, directly or indirectly, by Parent or Purchaser or held by the Company or any Subsidiary of the Company, which will be canceled with no consideration issued in exchange therefor, and Dissenting Shares) will be canceled and converted into the right to receive cash in an amount equal to the Per Share Amount, all upon the terms and conditions set forth herein;

D. The Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the terms of the Offer, the Merger, and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (b) approved and declared this Agreement advisable in accordance with the DGCL and (c) determined to recommend that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant thereto and, to the extent applicable, to adopt this Agreement;

E. Concurrently with the execution of this Agreement, and as a condition and material inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, Parent, Purchaser, the Company, and certain officers, directors and principal stockholders of the Company listed in EXHIBIT B have entered into Tender and Voting Agreements (collectively, the “Tender Agreements”); and

F. The board of directors of each of Parent and Purchaser have approved this Agreement and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1: THE OFFER.

1.1 The Offer.

1.1(a) Provided that this Agreement shall not have been terminated in accordance with Section 8 and that none of the events or conditions set forth in clause (c), (d), (e)(ii), (e)(iii) (with respect to the Company’s obligations and covenants in Section 1.1(b), Section 1.2, Section 6.5(b) and Section 6.7(a)(iii)(A), and the Company’s representations and warranties in Section 3.2, Section 3.23, Section 3.24 and Section 3.26, in each case to the extent the same are required to be complied with, or be true and correct, as applicable, in order for Parent and Purchaser to commence the Offer), or (e)(iv) of Annex A hereto shall have occurred and be continuing and shall not have been waived by Parent, Purchaser shall commence (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”)) the Offer as promptly as practicable and in any event no earlier than five (5) business days after the date hereof and no later than ten (10) business days after the date hereof. The obligation of Purchaser to accept for payment Shares validly tendered pursuant to the Offer and to pay the Per Share Amount for each such tendered and not subsequently withdrawn Share shall be subject only to the conditions set forth in Annex A hereto (the “Tender Offer Conditions”). Purchaser expressly reserves the right to waive any such Tender Offer Condition, to increase the Per Share Amount payable in the Offer, and to make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company (which consent shall not be unreasonably withheld with respect to clauses (iii)(D) or (iii)(E) below):

(i) the Minimum Condition (as defined in Annex A) may not be waived;

(ii) the conditions set forth in clause (b) (to the extent any such matter could result in a Restraint), clause (e)(i)(B), and clause (e)(ii) (insofar as it relates to clause (e)(i)(B)) in Annex A may not be waived if any such waiver would be reasonably likely to result in personal liability to any director, officer, or employee of any party hereto; and

(iii) no change may be made that (A) changes the form of consideration to be paid pursuant to the Offer, (B) decreases the Per Share Amount payable in the Offer, (C) reduces the maximum number of Shares to be purchased in the Offer, (D) imposes conditions to the Offer in addition to those set forth in Annex A hereto, or (E) amends the Tender Offer Conditions set forth in Annex A hereto in any manner adverse to the holders of Shares.

1.1(b) On the date of commencement of the Offer, Purchaser shall file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer that will comply in all material respects with the provisions of all applicable Legal Requirements. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and forms of notice of guaranteed delivery and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). Each of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. The Company shall promptly furnish to Parent and Purchaser all information concerning the Company that is required or reasonably requested by Parent or Purchaser in connection with the obligations relating to the Offer Documents contained in this Section 1.1(b). Parent and Purchaser shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of Shares. Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Purchaser shall provide the Company (in writing, if written), and consult with the Company regarding, any comments (written or oral) that Parent or Purchaser or their counsel may receive from the SEC or the SEC Staff with respect to the Offer Documents promptly after receipt of such comments. The Company and its counsel shall be given a reasonable opportunity to review and comment on any proposed responses before they are filed with the SEC and to participate in the response of Parent and Purchaser to such comments.

1.1(c) Subject to the terms and conditions thereof, the Offer shall remain open until midnight, New York City time, at the end of the twentieth (20th) business day after the date that the Offer is commenced (the “Expiration Date”), unless Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, this Section 1.1(c) or as may be required by applicable Legal Requirements, in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire. Unless this Agreement is terminated in accordance with its terms, Purchaser shall extend the Offer from time to time if (i) any Tender Offer Condition is not satisfied (or, in accordance with Section 1.1(a) above, waived by Parent or Purchaser) on or before the Expiration Date; or (ii) if any applicable Legal Requirement, rule, regulation, interpretation or position of the SEC or the staff of the SEC (the “SEC Staff”) thereof applicable to the Offer requires such extension. Purchaser shall extend the Offer pursuant to the immediately preceding sentence for consecutive periods of up to ten (10) business days each (or for such period as may be required by any applicable Legal Requirement, rule, regulation, interpretation or position); provided, however, that Purchaser shall not be required to extend the Offer beyond the Outside Date. If this Agreement is terminated prior to the Acceptance Date, Purchaser shall promptly (and in any event within twenty-four (24) hours) irrevocably and unconditionally terminate the Offer (and return, or cause to be returned, all tendered Shares to the registered holders thereof).

1.1(d) If all of the Tender Offer Conditions are satisfied, but the number of Shares that have been validly tendered and not withdrawn in the Offer, together with any Shares then owned by Parent and shares that may be purchased by Parent through the exercise of the Top-Up Option, is not sufficient to enable a Short-Form Merger to occur pursuant to Section 6.3(b), Purchaser may, in its sole discretion (and, if requested by the Company, shall), and subject to the first sentence of Section 1.1(e) below, commence a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) for three (3) to twenty (20) business days to acquire additional outstanding Shares.

1.1(e) Subject to the terms and conditions set forth in this Agreement and to the satisfaction or waiver of the Tender Offer Conditions, Purchaser shall, and Parent shall cause it to, (i) as soon as practicable after the Expiration Date, accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer (the date of acceptance for payment, the “Acceptance Date”), which acceptance may be by oral notice to the Paying Agent, (ii) on the Acceptance Date, deposit or cause to be deposited with the Paying Agent, cash in U.S. dollars sufficient to pay the aggregate Per Share Amount for all such accepted Shares, and (iii) as soon as practicable following such deposit, cause the Paying Agent to pay for all Shares so accepted for payment. Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

1.1(f) Promptly after the Acceptance Date, the Company shall take all action requested by Parent necessary to elect to be treated as a “controlled company” as defined by The NASDAQ Stock Market and make any necessary filings and disclosures associated with such status.

1.2 Company Action.

1.2(a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company Board, at a meeting duly called and held prior to the date hereof, has, subject to the terms and conditions set forth in this Agreement, unanimously adopted resolutions (i) determining that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, and declaring the Agreement advisable; (ii) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer, the Merger, and the Tender Agreements (collectively, the “Contemplated Transactions”); (iii) recommending that the stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if applicable, adopt this Agreement (the actions in clause (iii), the “Recommendation”); (iv) resolving to make the Recommendation to the stockholders of the Company and directing, that, to the extent required by the DGCL, this Agreement be submitted for adoption by the stockholders of the Company at the Stockholders’ Meeting, and (v) electing that the Offer and the Merger, to the extent of the Company Board’s power and authority and to the extent permitted by applicable Legal Requirements, not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws (collectively, “Anti-Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement (such actions by the Board of Directors described in the preceding clauses (i) through

(v), collectively, the “Board Actions”). Subject to Section 6.1(c), the Company hereby consents to the inclusion of the Recommendation in the Offer Documents. The Company further represents that Needham & Company, LLC has delivered to the Company Board a written opinion (or an oral opinion to be confirmed in writing) dated as of the date of approval of this Agreement to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view (the “Fairness Opinion”).

1.2(b) The Company shall file with the SEC, concurrently with the filing by Parent and Purchaser of the Schedule TO with respect to the Offer, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that will comply in all material respects with the provisions of all applicable Legal Requirements. Parent and Purchaser shall promptly furnish to the Company all information concerning Parent and Purchaser that is required or reasonably requested by the Company in connection with the obligations relating to the Schedule 14D-9 contained in this Section 1.2(b). The Company agrees to mail such Schedule 14D-9 to the stockholders of the Company along with the Offer Documents promptly after the commencement of the Offer. The Schedule 14D-9 and the Offer Documents shall contain the Fairness Opinion and, subject to any Adverse Recommendation Change in accordance with this Agreement, the Recommendation. The Company agrees to promptly correct the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect (and each of Parent and Purchaser, with respect to written information supplied by it, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall cause the Schedule 14D-9 as so corrected or supplemented to be filed with the SEC and promptly disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Legal Requirements. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to such document being filed with the SEC or disseminated to holders of Shares. The Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent and Purchaser (in writing, if written), and consult with Parent and Purchaser regarding, any comments (written or oral) that the Company or its counsel may receive from the SEC or the SEC Staff with respect to the Schedule 14D-9 promptly after receipt of such comments. Parent and Purchaser and their counsel shall be given a reasonable opportunity to review and comment on any proposed responses before they are filed with the SEC and to participate in the response of the Company to such comments.

1.2(c) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Parent and Purchaser with such additional information, including, without limitation, up-to-date listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares as Parent or

Purchaser may reasonably request. Subject to applicable Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Contemplated Transactions or as otherwise permitted under the Confidentiality Agreement, and, if this Agreement shall be terminated in accordance with Section 8, shall deliver to the Company all copies of such information then in their possession.

1.3 Top Up Option.

1.3(a) The Company hereby grants to Parent and Purchaser an irrevocable option (the “Top-Up Option”) to purchase, in whole but not in part, up to that number of newly issued Shares (the “Top-Up Option Shares”) equal to the number of Shares that, when added to the number of Shares owned by Parent and Purchaser following consummation of the Offer (or, if applicable, any subsequent offering period), shall constitute one Share more than 90% of the Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares) for consideration per Top-Up Option Share equal to the Per Share Amount.

1.3(b) The Top-Up Option shall be exercisable only once and only after the purchase of or acceptance for payment for Shares pursuant to the Offer (or, if applicable, any subsequent offering period) by Parent or Purchaser as a result of which Parent and Purchaser own beneficially at least a majority of the outstanding Shares on a Fully Diluted Basis. The Top-Up Option shall not be exercisable if the number of Shares subject thereto exceeds the number of authorized Shares available for issuance or if any applicable Legal Requirement or Restraint prohibits the exercise of the Top-Up Option or delivery of the Top-Up Option Shares in respect of such exercise.

1.3(c) In the event that Parent or Purchaser wish to exercise the Top-Up Option, Purchaser shall give the Company one day’s prior written notice specifying the number of Shares that are or will be owned by Parent and Purchaser immediately following consummation of the Offer (or, if applicable, any subsequent offering period) and specifying a place and a time for the closing of the purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Purchaser specifying the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, an amount equal to the product of (i) the number of Shares purchased pursuant to the Top-Up Option, multiplied by (ii) the Per Share Amount, shall be paid to the Company, at the election of Parent and Purchaser, in cash (by wire transfer or cashier’s check) or by delivery of a promissory note having full recourse to Parent.

1.3(d) In the event of any change in the number of shares of outstanding Company Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like or any other change in the corporate or capital structure of the Company that would have the effect of diluting Parent’s and Purchaser’s rights under the Top-Up Option, the number of Top-Up Option Shares and the Per Share Amount shall be adjusted appropriately so as to restore to Parent and Purchaser their rights hereunder with respect to the Top-Up Option; provided, however, that nothing in this Section 1.3(d) shall be construed as permitting the Company to take any action or enter into any transaction otherwise prohibited by this Agreement.

1.3(e) Parent and Purchaser acknowledge that the Top-Up Option Shares that Purchaser may acquire pursuant to the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, or will be upon the purchase of the Top-Up Options Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

SECTION 2: THE MERGER.

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in Section 7 of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 2.3), Purchaser shall be merged with and into the Company, and the separate existence of Purchaser shall cease. Following the Effective Time, the Company shall continue as the surviving corporation (the “Surviving Corporation”).

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of DLA Piper LLP (US), 2525 East Camelback Road, Suite 1000, Phoenix, Arizona 85016, at 10:00 a.m. on a date to be designated by Parent (the “Closing Date”), which shall be no later than the first business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that if, as of or immediately following the Acceptance Date, the expiration of any “subsequent offering period” pursuant to Section 1.1(c) or the purchase of the Top-Up Option Shares, a Short-Form Merger is available pursuant to Section 6.3(b) and Section 253 of the DGCL, the Closing shall, subject to the satisfaction or waiver of the conditions set forth in Section 7, occur no later than the first business day immediately following the Acceptance Date, the expiration of such “subsequent offering period” or the purchase of the Top-Up Option Shares, as applicable. Subject to the provisions of this Agreement, a certificate of merger or a certificate of ownership and merger, as applicable, satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company or Purchaser, as applicable, and, simultaneously with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware (the

“Secretary of State”). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Certificate of Merger, in accordance with applicable Legal Requirements, with the consent of Parent and the Company. The date and time the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

2.4(a) the Certificate of Incorporation of the Company shall be amended to read in its entirety in the form attached as EXHIBIT C and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by applicable Legal Requirements and such Certificate of Incorporation;

2.4(b) the Bylaws of the Company shall be amended to read in their entirety in the form attached as EXHIBIT D and, as so amended, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by applicable Legal Requirements, the Certificate of Incorporation of the Surviving Corporation and such By-laws; and

2.4(c) each of the parties hereto shall take all necessary action to cause the directors and officers of the Surviving Corporation immediately after the Effective Time to be those individuals then designated by Parent.

2.5 Conversion of Shares.

2.5(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i) each Share then held by the Company or any direct or indirect wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) each Share then held by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above, each Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount (the “Merger Consideration”) payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.7, of the Certificate that formerly evidenced such Share (provided, however, that with respect to any Shares previously issued under the Company Stock Plans (as defined below) or otherwise that, immediately prior to the Effective Time, are subject to vesting conditions or other substantial risk of forfeiture, the Merger Consideration shall be payable with respect thereto in accordance with the vesting schedule (including applicable acceleration provisions, it being understood that, with respect to any “double trigger” acceleration provisions applicable to such

Shares, the consummation of the Offer will constitute the first such trigger thereunder) applicable to such Shares immediately prior to the Effective Time); and

(iv) each share of the common stock, $0.001 par value per share, of Purchaser then outstanding shall be converted into one share of common stock of the Surviving Corporation.

2.5(b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; provided, however, that nothing in this Section 2.5(b) shall be construed as permitting the Company to take any action or enter into any transaction otherwise prohibited by this Agreement.

2.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all holders of certificates representing Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares other than as provided herein or by applicable Legal Requirements; and (b) the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any such Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Share (a “Company Stock Certificate”) is properly presented to the Paying Agent (as defined in Section 2.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.7.

2.7 Surrender of Shares.

2.7(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as paying agent in the Merger (the “Paying Agent”) to facilitate the receipt by the Company’s stockholders of the Per Share Amount in connection with the Offer and the Merger Consideration in connection with the Merger. Promptly after the Effective Time, Parent shall cause the Merger Consideration to be delivered (other than any portion thereof allocable to any Dissenting Shares, which shall be withheld by Parent or the Surviving Corporation to satisfy related appraisal or dissenters rights matters and the costs thereof) by wire transfer of immediately available funds to an account designated in writing by the Paying Agent (the “Payment Account”). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 2.5(a)(iii) out of the Payment Account. The Payment Account shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available).

2.7(b) As soon as reasonably practicable after the Effective Time, the Paying Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Paying Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to the Paying Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent (or, if such shares of Company Common Stock are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement (it being understood that any references herein to “Company Stock Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)),(A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Company Stock Certificate, without interest, and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.7(b) and except as set forth in Section 2.9, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration for each Share formerly evidenced by such Company Stock Certificate as contemplated by this Section 2. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the applicable Merger Consideration with respect to the Shares represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

2.7(c) Any portion of the Payment Account that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.7 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration payable with respect to any Shares represented by such Company Stock Certificate.

2.7(d) Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.7(e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Shares or to any other Person with respect to any Merger Consideration properly delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

2.8 Treatment of Company Options; Employee Stock Purchase Plan.

2.8(a) The Company and Parent shall take all action necessary to ensure, with respect to the Company’s 1995 Employee Stock Option Plan (and related sub-plan for employees and consultants in the United Kingdom), 1995 Non-Employee Directors’ Stock Option Plan, 2004 Omnibus Incentive Compensation Plan or other governing share-based plan document and/or agreement, including plan documents and/or agreements governing options that have previously been assumed by the Company as a result of corporate acquisition transactions by the Company, as applicable (collectively, and in each case as the same may be amended to the date hereof, the “Company Stock Plans”) and each outstanding option to purchase shares of Company common stock granted under the Company Stock Plans (each, a “Company Option”), that each Company Option that remains outstanding and unexercised immediately prior to the Effective Time shall be converted at the Effective Time into an option representing the right to acquire, on the same terms and conditions as were applicable under such Company Option (it being understood that, with respect to any such Company Options containing “double trigger” acceleration provisions, the consummation of the Contemplated Transactions (as applicable) will constitute the first such trigger thereunder), the number of shares of Parent common stock, par value $0.01 per share (“Parent Common Stock”) (rounded down to the nearest whole share) determined by multiplying the number of Shares subject to such Company Option immediately prior to the Effective Time by the Option Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per Company Share purchasable pursuant to such Company Option divided by (B) the Option Exchange Ratio. Promptly after the Effective Time (and in any event within ten (10) business days thereafter), Parent shall cause the shares of Parent Common Stock subject to each stock option issued in connection with this Section 2.8(a) to be registered on Form S-8 under the Securities Act or, if not available, on another appropriate form.

2.8(b) Immediately prior to the consummation of the Offer on the Acceptance Date, by virtue of the Offer being consummated and without any action on the part of the holder of any restricted stock unit (“RSU”) of the Company, each RSU outstanding immediately prior to the Acceptance Date shall become fully vested (except that with respect to any RSU which by the terms of the award agreement pursuant to which it was granted provides for a lesser percentage of such RSU to become vested upon the consummation of the Offer, such RSU shall only become vested as to such lesser percentage), and then shall be deemed settled and terminated at the Acceptance Date, and the shares issued upon such settlement shall be deemed tendered in the Offer pursuant to the Tender Agreements, as applicable, and the holder of such vested RSU shall be entitled to receive the Per Share Amount for each share of Company Common Stock into which the vested portion of the RSU would otherwise be convertible.

2.8(c) With respect to the Company’s 1995 Employee Stock Purchase Plan (as amended through the date of this Agreement, the “ESPP”), the Company shall take all action necessary to ensure that (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; (ii) no offering or purchase period shall be commenced after the date of this Agreement; (iii) each participant’s rights to purchase shares under the ESPP shall terminate no later than the third (3rd) business day immediately prior to the date on which the Effective Time occurs; provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole Shares at the applicable price determined under the terms of the ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period; and (iv) the ESPP shall terminate immediately following such termination.

2.8(d) Prior to the Effective Time, the Company and Parent shall take all action required to reflect the transactions contemplated by this Section 2.8 to ensure that, following the Effective Time, no Person other than Parent and its Subsidiaries shall have any right to acquire equity securities of the Company or any Subsidiary thereof.

2.9 Dissenting Shares.

2.9(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262 (and at the Effective Time such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262), except that Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.7, of the Company Stock Certificate or Company Stock Certificates that formerly evidenced such Shares.

2.9(b) The Company shall give Parent and Purchaser (i) prompt notice of any demand for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving

Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3: REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Purchaser as follows:

3.1 Organization and Good Standing.

3.1(a) The Acquired Corporations are corporations or other Entities duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation, formation, or organization, with full corporate power or other entity authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Acquired Corporation Contracts. Each of the Acquired Corporations is duly qualified to do business as a foreign corporation or other entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Corporations.

3.1(b) Part 3.1(b) of the Company Disclosure Schedule lists all Acquired Corporations and indicates as to each the type of entity, its jurisdiction of organization and, except in the case of the Company, its stockholders or other equity holders. Part 3.1(b) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, the certificate or articles of incorporation, by-laws and other organizational documents (collectively, “Organizational Documents”) of each of the Acquired Corporations, as currently in effect.

3.1(c) Part 3.1(c) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, the charters of each committee of the Company Board and any code of conduct or similar policy adopted by the Company.

3.2 Authority; No Conflict.

3.2(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Tender Agreements by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable Legal Requirements, and the filing and recordation of the Certificate of Merger and other documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and (assuming the due execution and delivery of this Agreement by Parent and Purchaser) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.2(b) Assuming the accuracy of the representations set forth in Section 4.5, the Company has taken all appropriate actions so that the restrictions on business combinations contained in any Anti-Takeover Law will not apply with respect to or as a result of this Agreement, the Tender Agreements and the Contemplated Transactions, without any further action on the part of the stockholders of the Company or the Company Board. True, correct and complete copies of all resolutions of the Company Board reflecting such actions have been previously provided to Parent. No Anti-takeover Law is applicable to, or purports to be applicable to, the Merger or the other transactions contemplated by this Agreement.

3.2(c) The Company Board, at a meeting duly called and held and at which all directors were present, has unanimously adopted the Board Actions.

3.2(d) The Company Board has duly and validly approved and taken all corporate action required to be taken by the Company Board to grant the Top-Up Option and to issue the Top-Up Option Shares upon the exercise thereof. The Top-Up Option Shares, if and when issued in accordance with the terms of this Agreement and any applicable Legal Requirements unrelated to corporate action of the Company Board, and paid for by Parent or Purchaser in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

3.2(e) The affirmative vote (in person or represented by proxy) at the Stockholders’ Meeting, or at any adjournment or postponement thereof, of a majority of the votes entitled to be cast by the holders of outstanding Shares in favor of the adoption of this Agreement, is (unless the Merger is consummated as a Short-Form Merger in accordance with Section 253 of the DGCL as contemplated by Section 6.3(b)) the only vote or approval of the holders of any class or series of capital stock of the Company or any Subsidiary necessary to adopt this Agreement.

3.2(f) Neither the execution and delivery of this Agreement or the Tender Agreements nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Corporations, or (B) any resolution adopted by the board of directors or the stockholders of any of the Acquired Corporations; (ii) contravene, conflict with, or result in a violation of any order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is or may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the Acquired Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Corporations; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any

Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; or (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Corporations, except, in the case of clauses (ii), (iii), (iv), and (v), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations.

3.2(g) The execution and delivery of this Agreement and the Tender Agreements by the Company do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body or any other Person, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws (“Blue Sky Laws”), (B) the pre-merger notification requirements of the HSR Act, (C) the filing of the Certificate of Merger as required by the DGCL and (D) applicable requirements of applicable non-United States competition, antitrust and investment laws, and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations.

3.3 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. As of the date hereof, (a) 23,073,189 shares of Company Common Stock are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable, (b) 5,233,784 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Options, (c) 854,239 shares of Company Common Stock are held in the treasury of the Company, (d) 693,177 shares of Company Common Stock are reserved for issuance and available for the future grant of equity-based awards under the Company Stock Plans, (e) 289,356 shares of Company Common Stock are reserved for issuance under the ESPP, and (f) 400,000 shares of Company Preferred Stock, designated as Series A Participating Preferred Stock, are reserved for issuance upon exercise of the rights issued or issuable (the “Company Rights”) pursuant to the Company’s 2001 shareholders rights plan (the “Company Rights Agreement”). No shares of Company Preferred Stock are outstanding. There are not any bonds, debentures, notes or other indebtedness or, except as described in the immediately preceding sentence, securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in the second sentence of this Section 3.3, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of the Company will be issued or become outstanding after the date hereof other than upon exercise of the Company Options outstanding as of the date hereof or as may be permitted by Section 5.1. Except as set forth in this Section 3.3 or in Part 3.3 of the Company Disclosure Schedule, there are no Options relating to the issued or unissued capital stock of any of the Acquired Corporations, or obligating any of the Acquired Corporations to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into, or exercisable or exchangeable for, equity interests in, the Company or any of its Subsidiaries. Since September 30, 2009, the Company has not issued any shares of its capital stock or Options in respect thereof, except upon the exercise of the Company Options referred to above, issuances of equity awards (or Shares upon exercise or settlement thereof) in the Ordinary Course of Business or issuances of Company Common Stock under the ESPP. All shares of Company Common Stock subject to issuance as described above will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. None of the Acquired Corporations has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of the Company’s Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person. Each outstanding share of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company free and clear of all Encumbrances. None of the outstanding equity securities or other securities of any of the Acquired Corporations was issued in violation of the Securities Act or any other Legal Requirement. None of the Acquired Corporations owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business. None of the Acquired Corporations is or has ever been a general partner of any general or limited partnership.

3.4 SEC Reports.

3.4(a) The Company has filed on a timely basis all forms, reports and documents required to be filed by it with the SEC since April 1, 2006. Except to the extent available in full without redaction on the SEC’s web site through the EDGAR portal (“EDGAR”) two days prior to the date of this Agreement, the Company has made available to Parent copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of all of the following: (i) the Company’s Annual Reports on Form 10-K for each fiscal year of the Company beginning on or after April 1, 2006, (ii) the Company’s Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Company beginning on or after April 1, 2006, (iii) all proxy and information statements relating to the Company’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since April 1, 2006, (iv) the Company’s Current Reports on Form 8-K filed since April 1, 2006, (v) all other forms, reports, registration statements and other documents filed by the Company with the SEC since April 1, 2006 (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Company SEC Reports,” and, to the extent available in full without redaction through EDGAR at least two business days prior to the date of this Agreement, the “Filed Company SEC Reports”), (vi) all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”), and the rules and regulations of the SEC promulgated thereunder, with respect to any report referred to in clause (i) or (ii) (collectively, the “Certifications”), and (vii) all comment letters received by the Company from the staff of the SEC since April 1, 2006 and all responses to such comment letters by or on behalf of the Company. To the Company’s Knowledge, each director and officer (as defined in Rule 16a-1(f) under the Exchange Act) of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since July 28, 2009. No Subsidiary of the Company is, or since April 1,

2006 has been, required to file any form, report, registration statement or other document with the SEC. As used in this Section 3.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to the SEC.

3.4(b) Each of the Company SEC Reports (i) as of the date of the filing of such report, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.4(c) The Certifications complied with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations promulgated thereunder and the statements contained in the Certifications were true and correct as of the date of the filing thereof.

3.4(d) The Acquired Corporations have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (i) all information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

3.4(e) The Company is, and since April 1, 2006 has been, in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of the NASDAQ Stock Market, and (ii) the applicable provisions of SOX. The Company has made available to Parent true, correct and complete copies of (i) all correspondence between the Acquired Corporations and the SEC since April 1, 2006, and (ii) all correspondence between the Acquired Corporations and the NASDAQ Stock Market since April 1, 2006.

3.4(f) Since April 1, 2006 to the date hereof, neither the Company nor any of its Subsidiaries has received any written complaint or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

3.4(g) The Acquired Corporations have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since March 31, 2009, (a) there have not been any changes in the Acquired Corporations’ internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Acquired Corporations’ internal control over financial reporting; (b) all significant deficiencies and material weaknesses in the design or operation of the Acquired Corporations’ internal control over financial reporting which are reasonably likely to adversely affect the Acquired Corporations’ ability to record, process, summarize and report financial information have been disclosed to the Company’s outside auditors and the audit committee of the Company Board, and (c) there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquired Corporations’ internal control over financial reporting.

3.5 Financial Statements.

3.5(a) Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Company SEC Reports (including each of the Company SEC Filings filed after the date hereof until the Acceptance Date) complied with the rules and regulations of the SEC (including Regulation S-X) as of the date of the filing of such reports, was prepared in accordance with GAAP, and fairly presents in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Acquired Corporations as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the Company SEC Reports filed since the Company’s most recent Annual Report on Form 10-K, would not differ materially from the notes to the financial statements included in such Annual Report) (the consolidated balance sheet included in such Annual Report, the “Balance Sheet”), and (ii) normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the Acquired Corporations). The financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Subsidiaries of the Company are, or, since April 1, 2006 have been, required by GAAP to be included in the consolidated financial statements of the Company.

3.5(b) The Company is not a party to any Off-Balance Sheet Arrangements.

3.6 Property; Sufficiency of Assets. The Acquired Corporations (i) have good and valid title to all property material to the business of the Acquired Corporations and reflected in the latest audited financial statements included in the Filed Company SEC Reports as being owned by the Acquired Corporations or acquired after the date thereof (except for property sold or otherwise disposed of in the Ordinary Course of Business since the date thereof), free and clear of all Encumbrances, and (ii) are collectively the lessee of all property material to the business of the Acquired Corporations and reflected as leased in the Filed Company SEC Reports (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to the Knowledge of Company, the lessor, other than defaults that would not have a Material Adverse Effect on the Acquired Corporations. For the avoidance of doubt, the representations and warranties set forth in this Section 3.6 do not apply to the matters specifically addressed in Section 3.8.

3.7 Receivables, Customers, Suppliers.

3.7(a) To the Company’s Knowledge, as of the date hereof, all existing accounts receivable of the Acquired Corporations represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business.

3.7(b) Part 3.7(b) of the Company Disclosure Schedule lists (and sets forth the amount of revenues received from, or expenditures made to, during the applicable period) each customer, supplier or other Person that accounted for more than $750,000 of the consolidated gross revenues or expenditures of the Acquired Corporations during the period beginning January 1, 2009 and ending November 30, 2009. As of the date hereof, no Acquired Corporation has received written notice from any customer or other Person identified in Part 3.7(b) of the Company Disclosure Schedule that such customer or other Person intends to cease dealing with the Acquired Corporations or intends to otherwise materially reduce the volume of business transacted by such Person with the Acquired Corporations below historical levels.

3.8 Real Property; Equipment. All material items of equipment and other material tangible assets owned by or leased to the Acquired Corporations, taken as a whole, are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted.

3.9 Proprietary Rights.

3.9(a) Part 3.9(a) of the Company Disclosure Schedule lists the following with respect to Proprietary Rights of each Acquired Corporation:

(i) Part 3.9(a)(i) lists all of the Patents owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed.

(ii) Part 3.9(a)(ii)(A) lists all of the Registered Trademarks owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed. Part 3.9(a)(ii)(B) lists all the trade names, trademarks, and service marks other than the Registered Trademarks, that are used as trade names, trademarks, or service marks by any of the Acquired Corporations; and Part 3.9(a)(ii)(C) lists all the domain names registered to and/or used by any of the Acquired Corporations.

(iii) Part 3.9(a)(iii) lists all of the Registered Copyrights owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for copyright registration have been filed.

3.9(b) The Acquired Corporations are the sole and exclusive owners of and have good and valid title to all of the Acquired Corporation Proprietary Rights identified in Parts 3.9(a)(i), 3.9(a)(ii) (A) and 3.9(a)(iii) of the Company Disclosure Schedule and all Trade Secrets owned by any Acquired Corporation, free and clear of all Encumbrances other than licenses entered into in the Ordinary Course of Business. The Acquired Corporations have the right to use all common law trade names, trademarks, and service marks identified in Part 3.9(a)(ii)(B) of the Company Disclosure Schedule in each and every country and jurisdiction that recognizes common law trade name, service mark, and/or trademark rights and in which the Acquired Corporations are using such Acquired Corporation Proprietary Rights. The Acquired Corporations are the registrant listed in the domain name record on file with the applicable Registrar with respect to all Acquired Corporation Proprietary Rights identified in Part 3.9(a)(ii)(C) or, if not so listed as the registrant, have the unconditional right and ability to acquire the Acquired Corporation Proprietary Rights so identified and to be designated as the registrant listed in the domain name record on file with the applicable Registrar without additional consideration. By virtue of either the Acquired Corporations’ ownership of mask works for the Acquired Corporations Products that are semiconductor chip products and/or restrictive covenants in the Acquired Corporations’ contracts with contract manufacturers, and, except for rights limited to such contract manufacturers’ manufacture and sale of Acquired Corporations Products only for the sole and exclusive benefit of an Acquired Corporation, no Person other than the Acquired Corporations has any rights to make, have made, import or distribute semiconductor chip products in which a mask of the Acquired Corporations Products are used or in which mask works for the Acquired Corporations Products are embodied, except as would not reasonably be expected to materially affect the operations of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Rights and Technology sufficient in all material respects to conduct the business of the Acquired Corporations, taken as a whole, as conducted and as proposed by the Acquired Corporations to be conducted prior to or on the date of this Agreement.

3.9(c) Part 3.9(c) of the Company Disclosure Schedule lists all Contracts as of the date hereof relating to any Acquired Corporation Proprietary Rights, Acquired Corporation Technology, or any Acquired Corporation Product, as follows:

(i) Part 3.9(c)(i) of the Company Disclosure Schedule lists as of the date hereof (A) any Contract granting any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute an Acquired Corporation Product, with or without the right to sublicense the same, on an exclusive basis; (B) any license of Proprietary Rights to or from any of the Acquired Corporations, with or without the right to sublicense the same, on an exclusive basis; (C) joint development Contracts related to any Acquired Corporation Proprietary Rights owned by any of the Acquired Corporations or Acquired Corporation Products; (D) any Contract by which any of the Acquired Corporations grants any ownership or sublicense right to any Acquired Corporation Proprietary Rights owned by any of the Acquired Corporations; (E) any Contract concerning a patent cross license involving any Acquired Corporation or any Contract pursuant to which a third party is licensed or granted any immunity or right concerning any identified Patent(s) owned by any Acquired Corporation, (F) any Contract under which any of the Acquired Corporations undertakes any ongoing royalty or payment obligations in excess of $25,000 with respect to an Acquired Corporation Proprietary Right, (G) any Contract under which any Acquired Corporation grants an option or right of first refusal relating to any Acquired Corporation Proprietary Rights; (H) any Contract under which any party is granted any right to access Acquired Corporation Source Code or to use Acquired Corporation Source Code to create derivative works of Acquired Corporations Products; (I) any Contract pursuant to which any Acquired Corporation has deposited or is required to deposit with an escrow agent or any other Person any Acquired Corporation Source Code, and further describes whether the execution of this Agreement or the consummation of the Offer or the Merger would reasonably be expected to result in the release or disclosure of any Acquired Corporation Source Code; (J) any Contract limiting any of the Acquired Corporations’ ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, transfer, delivery or licensing of Acquired Corporation Proprietary Rights (or any tangible embodiment thereof) owned by any Acquired Corporation and (K) any Contract pursuant to which any Acquired Corporation granted any Person a covenant not to sue/assert or other immunity from suit under any Acquired Corporation Patents and any Contract pursuant to which any Person granted a covenant not to sue/assert or other immunity from suit in favor of any Acquired Corporation;

(ii) Part 3.9(c)(ii) of the Company Disclosure Schedule lists all licenses, sublicenses, covenants not to sue/assert or other immunity from suit, and other Contracts as of the date hereof to which any Acquired Corporation is a party and pursuant to which such Acquired Corporation is authorized to use any Proprietary Rights owned by any Person, excluding standardized nonexclusive licenses for “off the shelf” software widely available through regular commercial distribution channels on standard terms and conditions (other than open source and general public licenses, as such term is defined below) and were obtained by any of the Acquired Corporations in the Ordinary Course of Business;

(iii) None of the Acquired Corporations has entered into any material Contract to indemnify any other person against any charge of infringement of any Acquired Corporation Proprietary Rights, other than indemnification provisions contained Contracts entered into in the Ordinary Course of Business;

(iv) Part 3.9(c)(iv) of the Company Disclosure Schedule lists each Acquired Corporation Product that contains any software that is subject to an open source or general public license (“Open Source Materials”), generally describes the manner in which such Open Source Materials was used in such Acquired Corporation Product, and lists the open source or general public license applicable to such Acquired Corporation Product. For purposes of the foregoing, the term “open source or general public license” means any software that contains, or is derived from, any software that is distributed as free software, open source software, general public software (e.g., Linux) or similar licensing or distribution models, including without limitation any model that requires the distribution of source code to licensees, including without limitation software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License); (v) the

Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License. No Acquired Corporation has used, modified or distributed Open Source Materials in any manner that creates, or purports to create, obligations for any Acquired Corporation to grant to any third party any rights or immunities under any Acquired Corporation Proprietary Rights, Acquired Corporation Technology or Acquired Corporation Products owned or developed by or on behalf of any Acquired Corporation or requires the distribution in source code form, for no (or a nominal) charge, of any Acquired Corporation Proprietary Rights, Acquired Corporation Technology or Acquired Corporation Products owned or developed by or on behalf of any Acquired Corporation.

3.9(d)

(i) With respect to any Acquired Corporation Proprietary Rights or any Acquired Corporation Technology jointly owned by any Acquired Corporation and any other Person, nothing restricts any Acquired Corporation’s right to exploit, license and transfer such jointly owned Acquired Corporation Proprietary Rights or Acquired Corporation Technology, without the need for consent from any such other Person or to account to any such other Person for any profits therefrom.

(ii) To the Knowledge of the Company, no current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations has any right, title or interest in, to or under any Acquired Corporation Proprietary Rights owned or developed by or on behalf of any Acquired Corporations that has not been exclusively assigned, and transferred to Acquired Corporations.

(iii) As of the date hereof, no Person has asserted in writing or, to the Company’s Knowledge, threatened a claim against an Acquired Corporation challenging, nor to the Company’s Knowledge (without conducting a patent search) are there any facts which could give rise to a claim, which would materially adversely affect any Acquired Corporation’s ownership rights to, or rights under, any Acquired Corporation Proprietary Rights, any Acquired Corporation Technology, or any Acquired Corporation Products;

(iv) None of the Acquired Corporations is subject to any proceeding or outstanding decree, order, judgment or stipulation that does or would materially restrict the use, transfer or licensing of any Acquired Corporation Proprietary Rights, any Acquired Corporation Technology or any Acquired Corporation Products by any of the Acquired Corporations, or which does or would materially affect the validity, use or enforceability of any Acquired Corporation Proprietary Rights or any Acquired Corporation Technology;

(v) To the Company’s Knowledge, no Acquired Corporation Proprietary Rights owned by the Acquired Corporations have been infringed or misappropriated by any Person. To the Company’s Knowledge, there is no unauthorized use, disclosure or misappropriation of any Acquired Corporation Proprietary Rights or any Acquired Corporation Technology by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations.

(vi) All Registered Copyrights, Registered Trademarks and domain names owned by any Acquired Corporation (A) have been duly filed or registered (as applicable) with the applicable Governmental Body, and maintained, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements in the appropriate jurisdictions, (B) have not lapsed, expired or been abandoned and (C) no opposition proceedings have been commenced related thereto in any jurisdictions which such procedures are available.

3.9(e)

(i) all Patents owned by any Acquired Corporation have been duly filed or registered (as applicable) with the applicable Governmental Body, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Body, and have not lapsed, expired or been abandoned;

(ii) (A) there are no inventorship challenges or opposition proceedings relating to any Patents owned by any Acquired Corporation, (B) no interference has been declared relating to any Issued Patents owned by any Acquired Corporation and all Issued Patents are to the Company’s Knowledge valid and enforceable, and (C) all maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any Patent owned by any Acquired Corporation have been paid in the correct entity status amounts;

(iii) To the Company’s Knowledge, there is no material fact with respect to any Patent Application owned by any Acquired Corporation that would (i) preclude the issuance of an Issued Patent from such Patent Application or (ii) render any Issued Patent issuing from such Patent Application invalid or unenforceable; and

(iv) As of the date hereof, no Person has asserted or threatened a claim against an Acquired Corporation in writing, nor to the Company’s Knowledge (without conducting a patent search) are there any facts which could give rise to a claim, that any Acquired Corporation Product or any Acquired Corporation Proprietary Right or Acquired Corporation Technology materially infringes (directly or indirectly) or misappropriates or constitutes unlawful use of any Person’s Proprietary Rights, and (B) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, no Person has notified any Acquired Corporation that the Acquired Corporation requires a license to any of that Person’s Proprietary Rights and no Acquired Corporation has received any unsolicited written offer to license any Person’s Proprietary Rights;.

3.9(f) Each of the Acquired Corporations has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which any of the Acquired Corporations has any right, title or interest and otherwise to maintain and protect the Acquired Corporation Proprietary Rights or Acquired Corporation Technology, except as would not reasonably be expected to materially affect the operations of the Acquired Corporations. Without limiting the generality of the foregoing, except as would not reasonably be expected to materially affect the operations of the Acquired Corporations:

(i) All current and former employees of any of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any Acquired Corporation Proprietary Rights and/or any Acquired Corporation Technology have executed and delivered to the applicable Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously made available by the Company to Parent;

(ii) All current and former consultants and independent contractors to any of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any Acquired Corporation Proprietary Rights and/or Acquired Corporation Technology have executed and delivered to the applicable Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously made available by the Company to Parent. No current or former employee, officer, director, stockholder, consultant or independent contractor to any of the Acquired Corporations has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Rights and/or any Acquired Corporation Technology;

(iii) Except as disclosed as required under Section 3.9(c)(i) above, none of the Acquired Corporations has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Acquired Corporation Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any Person of any Acquired Corporation Source Code.

3.9(g) Except with respect to demonstration or trial copies, to the Company’s Knowledge and except as would not reasonably be expected to materially affect the operations of the Acquired Corporations, no Acquired Corporation Product contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

3.9(h) None of the Acquired Corporations are and never have been a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate an Acquired Corporation to grant or offer to any other Person any license or right to the Acquired Corporation Proprietary Rights, including without limitation any future Proprietary Rights developed, conceived, made or reduced to practice by any of the Acquired Corporations after the date of this Agreement.

3.9(i) To the Knowledge of the Company, the execution, delivery or performance of this Agreement and the Tender Agreements and the consummation of the Contemplated Transactions will not trigger any consent, obligation, restriction, notice or payment requirement with respect to, or contravene, conflict with or result in any limitation on, any Acquired Corporation’s or Parent’s right, title or interest in or to the Acquired Corporation Proprietary Rights and/or Acquired Corporation Technology, except as would not reasonably be expected to materially affect the operations of the Acquired Corporations.

3.9(j) No funding, facilities or personnel of any Governmental Body or university or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Acquired Corporation Proprietary Rights owned or developed by or on behalf of an Acquired Corporation or any Acquired Corporation Product owned or developed by or on behalf of an Acquired Corporation, except as would not reasonably be expected to materially adversely affect the ownership or rights in or to the Acquired Corporation Proprietary Rights, the Acquired Corporation Technology, or the Acquired Corporation Products.

3.9(k)

(i) Except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, and except for normal returns in the Ordinary Course of Business against which the Acquired Corporations have made adequate reserves, each Acquired Corporation Product conforms and complies in all material respects with the terms and requirements of any applicable warranty, the agreement related to such Acquired Corporation Product and with all applicable Legal Requirements;

(ii) Except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, and except for normal returns in the Ordinary Course of Business against which the Acquired Corporations have made adequate reserves, no customer or other Person has asserted or, to the Company’s Knowledge, threatened to assert any claim against any Acquired Corporation (i) under or based upon any warranty provided by or on behalf of any Acquired Corporation, or (ii) under or based upon any other warranty relating to any Acquired Corporation Product.

(iii) Except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, all installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

(iv) As of the date hereof, no product liability claims have been filed or, to the Company’s Knowledge, threatened against any Acquired Corporation related to any Acquired Corporation Product.

3.10 No Undisclosed Liabilities. The Acquired Corporations have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (i) liabilities or obligations disclosed in the Filed Company SEC Reports (other than any disclosures under the caption “Risk Factors”

and any disclosures therein of risks that are predictive or forward-looking in nature), (ii) liabilities and obligations relating to the Contemplated Transactions, (iii) liabilities and obligations incurred in the Ordinary Course of Business since March 31, 2009, (iv) monetary liabilities that do not exceed, individually or in the aggregate, $3,000,000, and (v) non-monetary liabilities and obligations that would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

3.11 Taxes.

3.11(a) Timely Filing of Tax Returns. The Acquired Corporations have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. All Tax Returns filed by (or that include on a consolidated basis) any of the Acquired Corporations were in all material respects true, complete and correct and filed on a timely basis.

3.11(b) Payment of Taxes. The Acquired Corporations have, within the time and in the manner prescribed by law, paid all Taxes that are due and payable.

3.11(c) Withholding Taxes. Each of the Acquired Corporations have complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes (including, but not limited to, withholding and reporting requirements under the Code or Code §§ 1441 through 1464, 3401 through 3406 and similar provisions under any other laws) and have, within the times and in the manner prescribed by applicable Legal Requirements, withheld from employee wages and paid over to the proper Governmental Body all amounts required.

3.11(d) Audits. No Tax Return of any of the Acquired Corporations is under audit or examination by any Governmental Body, and no written notice of such an audit or examination has been received by any of the Acquired Corporations and none of the Acquired Corporations has Knowledge of any threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any Governmental Body with respect to Taxes. No material issues relating to Taxes were raised in writing by the relevant Governmental Body during any presently pending audit or examination, and no material issues relating to Taxes were raised in writing by the relevant Governmental Body in any completed audit or examination that would reasonably be expected to recur in a later taxable period. Part 3.11(d) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, all examiner’s or auditor’s reports, notices of proposed adjustments or similar commissions received by any of the Acquired Corporations from any Governmental Body since March 31, 2006.

3.11(e) Tax Reserves. The charges, accruals, and reserves with respect to Taxes on the respective books of each of the Acquired Corporations are adequate in all material respects to pay all Taxes not yet due and payable and have been determined in accordance with GAAP. No material differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for on any accrual on the books of the Acquired Corporations for federal income tax purposes. There exists no proposed assessment of Taxes against any of the Acquired Corporations.

3.11(f) Tax Liens. No Encumbrance for Taxes exists with respect to any assets or properties of any of the Acquired Corporations.

3.11(g) Tax Sharing Agreements. Part 3.11(g) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Body) to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound.

3.11(h) Extensions of Time for Filing Tax Returns. None of the Acquired Corporations has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

3.11(i) United States Real Property Holding Corporation. None of the Acquired Corporations has been a United States real property holding corporation within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

3.11(j) 355 Transactions. None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

3.11(k) Waiver of Statutes of Limitations. None of the Acquired Corporations has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

3.11(l) Powers of Attorney. No power of attorney currently in force has been granted by any of the Acquired Corporations concerning any Taxes or Tax Return.

3.11(m) Tax Rulings. None of the Acquired Corporations has received or been the subject of a Tax Ruling (as defined below) or a request for Tax Ruling. None of the Acquired Corporations has entered into a Closing Agreement (as defined below) with any Governmental Authority that would have a continuing effect after the Closing Date. “Tax Ruling” shall mean a written ruling of a Governmental Authority relating to Taxes. “Closing Agreement” shall mean a written and legally binding agreement with a Governmental Authority relating to Taxes.

3.11(n) Section 481 Adjustments. None of the Acquired Corporations is required to include in income any adjustment pursuant to Internal Revenue Code

§481 by reason of a voluntary change in accounting method initiated by any of the Acquired Corporations, and the Internal Revenue Service has not proposed any such change in accounting method.

3.11(o) Section 338 Election. No election under Section 338 has been made by or with respect to any of the Acquired Corporations or any of their respective assets or properties.

3.11(p) Section 162(m). The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by any of the Acquired Corporations under any Acquired Corporation Contract, Benefit Plan, program, arrangement or understanding currently in effect.

3.11(q) Section 280(G). None of the Acquired Corporations is a party to any agreement, contract or arrangement that would result separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

3.11(r) Post-Expiration Date Income Recognition or Deduction Exclusion. None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Expiration Date as a result of any (i) change in method of accounting for a period ending on or prior to the Expiration Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) entered into on or prior to the Expiration Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) occurring or arising on or prior to the Expiration Date; (iv) installment sale or open transaction disposition made on or prior to the Expiration Date; or (v) prepaid amount received on or prior to the Expiration Date, other than any prepaid amounts received in the ordinary course of business.

3.11(s) Tax Shelters. None of the Acquired Corporations has participated in any transaction that is a “listed transaction” and each Acquired Corporation believes in good faith that it has not participated in a “transaction of interest” (all as defined in Treas. Reg. § 1.6011-4).

3.11(t) Deferred Compensation. No Acquired Corporation is a party to any “nonqualified deferred compensation plan” subject to Section 409A of the Code that would subject any Person to tax pursuant to Section 409A of the Code. The exercise price of each Company Option is not less than the fair market value (within the meaning of final regulations promulgated under Section 409A of the Code) of the underlying stock on the date the Company Option was granted.

3.12 Employee Benefits.

3.12(a) Since March 31, 2009, there has not been any adoption of, or amendment to, or change in employee participation or coverage under, any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker’s compensation, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding, written or unwritten) or any employment or service agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by any of the Acquired Corporations which would increase materially the expense of maintaining such plan, arrangements understanding or agreement above the level of the expense incurred in respect thereof for the fiscal year ended on March 31, 2009. Neither the execution and delivery of this Agreement nor the consummation of the Offer or the Merger will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Acquired Corporations, and all such benefit plans permit assumption by Parent upon consummation of the Contemplated Transactions without the consent of any participant or other party.

3.12(b) For purposes of this Agreement, the following definitions apply: “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than such liabilities that arise solely out of, or relate solely to, the Plans; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder; “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

3.12(c) Part 3.12(c) of the Company Disclosure Schedule includes a complete list of all employee benefit plans, programs and policies providing benefits to any current or former employee, officer or director of any of the Acquired Corporations or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by any Acquired Corporation, to which any Acquired Corporation contributes or is obligated to contribute, or with respect to which an Acquired Corporation has or may have any liability (“Plans”). Without limiting the generality of the foregoing, the term “Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control and fringe benefit plans, programs or agreements.

3.12(d) With respect to each material Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recently filed Annual Reports (Form 5500 Series) and accompanying schedules, if any, and audit reports, if any;

(iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent advisory, opinion, and/or determination letter from the IRS, as applicable. Except as specifically provided in the foregoing documents made available to Parent, there are no material amendments to any material Plan or any new material Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or adopt or approve any new material Plan.

3.12(e) Part 3.12(e) of the Company Disclosure Schedule identifies the 401(k) Retirement Savings Plan (“401(k) Plan”) that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code. To the Knowledge of the Company, the 401(k) Plan is so qualified. The 401(k) Plan is a prototype plan document with respect to which the Internal Revenue Service has issued an opinion letter. The Company intends to timely file an application for a determination letter with respect to the 401(k) Plan. To the Knowledge of the Company, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of the 401(k) Plan or the related trust. To the Knowledge of the Company, no act or omission has occurred with respect to the 401(k) Plan that could increase the cost of the 401(k) Plan or result in the imposition of any liability, lien, penalty, or tax under ERISA or the Code.

3.12(f) All contributions required to be made to any Plan by applicable Legal Requirements or by any Plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the Company SEC Reports. No Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. With respect to each Plan intended to include a Code Section 401(k) arrangement, the Company and ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor.

3.12(g) To the Company’s Knowledge, the Company has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans, and each Plan has been maintained, funded, and administered in accordance with its terms in all material respects. There is not now, nor do any circumstances exist that would give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Encumbrance on the assets of the Company under ERISA or the Code. To the Company’s Knowledge, no prohibited transaction has occurred with respect to any Plan.

3.12(h) Neither the Acquired Companies nor any ERISA Affiliate maintains, contributes to (or has ever maintained, contributed to or been required to contribute to), or has any liability or potential liability under (or with respect to) any (a) plan or arrangement which is subject to (i) the minimum funding requirements of Code Section 412, (ii) Part 3 of Title I of ERISA, or (iii) Title IV of ERISA, (b) “multiemployer plan” (as defined in Section 3(37) of ERISA), (c) multiple employer plan, including any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), (d) voluntary employees’ beneficiary association (within the meaning of Code Section 501(c)(9)), (e) welfare benefit fund (within the meaning of Code Section 419), (f) nonqualified deferred compensation plan as described in Code Section 409A, or (g) self-funded group health plan.

3.12(i) All liabilities in connection with the termination of any employee pension benefit plan that was sponsored, maintained or contributed to by any Acquired Corporation at any time within the past three years have been fully satisfied. Each Plan can be amended, terminated or otherwise discontinued at any time in accordance with its terms without liability on the part of the Acquired Companies or any ERISA Affiliate.

3.12(j) To the Company’s Knowledge, there does not now exist, nor do any circumstances exist that would result in, any Controlled Group Liability that could be a liability of any Acquired Corporation following the Closing. Without limiting the generality of the foregoing, neither any Acquired Corporation nor any ERISA Affiliate of any Acquired Corporation has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

3.12(k) No Acquired Corporation has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

3.12(l) To the Company’s Knowledge, all Plans covering foreign employees of the Acquired Corporations comply with applicable local law and are fully funded and/or book reserved to the extent applicable.

3.12(m) No labor organization or group of employees of the Acquired Corporations has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the Acquired Corporations has complied with the Work Adjustment and Retraining Notification Act.

3.12(n) There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which would reasonably be expected to result in any liability of any Acquired Corporation to any Person including the Pension Benefit Guaranty Corporation, the Department of Treasury, or the Department of Labor.

3.12(o) Part 3.12(o) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contract, other than routine travel and expense advances made to employees in the Ordinary Course of Business. The Acquired Corporations have not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. Part 3.12(o) of the Company Disclosure Schedule identifies any extension of credit maintained by the Acquired Corporations to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

3.12(p) The Acquired Corporations are, and at all times since March 31, 2006 have been, in material compliance with each Legal Requirement relating to employment, equal employment opportunity, nondiscrimination, leave of absence, disability accommodation, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, income tax withholding, occupational safety and health, recordkeeping, reporting, posting, notices and/or privacy rights of employees. During the four-year period prior to the date of this Agreement, none of the Acquired Corporations has been a party to any action in which any of the Acquired Corporations was, or is, alleged to have violated any Legal Requirement relating to employment, equal employment opportunity, nondiscrimination, leave of absence, disability accommodation, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, recordkeeping, reporting, posting, notices and/or privacy rights of employees.

3.12(q) There are no retired employees, officers, managers or directors of any of the Acquired Corporations, or their dependents, receiving benefits or scheduled to receive benefits from any of the Acquired Corporations in the future other than benefits they are receiving or scheduled to receive from the Acquired Corporations under the Plans.

3.13 Compliance with Legal Requirements; Governmental Authorizations.

3.13(a) The Acquired Corporations are, and at all times since March 31, 2006 have been, in material compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets, except for violations that have not had, or would not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations.

3.13(b) Except for events or circumstances that would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (A) may constitute or result in a material violation by any of the Acquired Corporations of, or a substantial failure on the part of any of the Acquired Corporations to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

3.13(c) Except for notices or other communications pertaining to matters that would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, none of the Acquired Corporations has received, at any time since March 31, 2006, any notice or other communication (whether oral or written) from any Governmental

Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. The Company has made available to Parent copies of, all reports made by any attorney to the Company’s chief legal officer, chief executive officer, the Company Board (or any committee thereof) or other representative pursuant to 17 CFR Part 205, and all responses thereto.

3.14 Environmental Matters.

3.14(a) Except as to matters that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, each of the Acquired Corporations is, and at all times has been, in compliance with, and has not been and is not in violation of or subject to any liability under, any Environmental Law. None of the Acquired Corporations has any basis to expect, nor has any of them or, to the Company’s Knowledge, any other Person for whose conduct they are responsible, received, any written order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation by any of the Acquired Corporations of or failure by any of the Acquired Corporations to comply with any Environmental Law, or of any actual or, to the Company’s Knowledge, threatened material obligation by an Acquired Corporation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Acquired Corporations has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of the Acquired Corporations or any other Person for whose conduct any of the Acquired Corporations are legally responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

3.14(b) No underground storage tanks or underground improvements, including, without limitation, treatment or storage tanks, sumps, or water, gas or oil wells, have been used by the Acquired Corporations, or, to the Company’s Knowledge, by others, at, on or under any Facilities. To the Company’s Knowledge, no asbestos or asbestos-containing material, formaldehyde or insulating material containing urea formaldehyde, or material containing polychlorinated biphenyls, is present in, on or at any of the Facilities.

3.14(c) The Acquired Corporations have made available to Parent copies of all material written investigations, reports, studies, audits, tests and sampling results possessed by the Acquired Corporations pertaining to any Hazardous Material in, on, beneath or adjacent to any of the Facilities, or locations to which the Acquired Companies have sent any Hazardous Material, or concerning compliance by the Acquired Corporations, or any other Person for whose conduct the Acquired Corporations are legally responsible, with any Environmental Law, except for the failure to make available such documents the subject matter of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

3.14(d) The only representations and warranties of the Company in this Agreement as to Environmental, Health and Safety Liabilities, Hazardous Materials, Occupational Safety and Health Law, Environmental Law or other environmental matters are those contained in this Section 3.14.

3.15 Legal Proceedings.

3.15(a) As of the date hereof, there is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Corporations, except for Legal Proceedings that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations, (ii) that challenges, or that seeks to prevent, delay, make illegal or otherwise interfere with any of the Contemplated Transactions, or (iii) against any director or officer of any of the Acquired Corporations pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act or otherwise in their capacity as such.

3.15(b) To the Knowledge of the Company, as of the date hereof, no Legal Proceeding that would be required to be disclosed under the preceding paragraph has been threatened.

3.16 Absence of Certain Changes and Events. Since March 31, 2009, there has not been any Material Adverse Effect on the Acquired Corporations, and no event has occurred or circumstance exists that would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Since September 30, 2009 to the date hereof, the Acquired Corporations have conducted their businesses in the Ordinary Course of Business, and there has not been:

3.16(a) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

3.16(b)(i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of any Acquired Corporation, or (ii) any repurchase, redemption or other acquisition by any Acquired Corporation of any shares of capital stock or other securities;

3.16(c) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of any Acquired Corporation (except for Company Common Stock issued upon the valid exercise of outstanding Company Options), (ii) any option, warrant or right to acquire any capital stock or any other security of any Acquired Corporation (except for Company Options described in Section 3.3), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of any Acquired Corporation;

3.16(d) any amendment or waiver of any of the rights of any Acquired Corporation under, or acceleration of vesting under, (i) any provision of any of the Company Stock Plans, (ii) any provision of any Contract evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

3.16(e) any amendment to any Organizational Document of any of the Acquired Corporations, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any Acquired Corporation;

3.16(f) any creation of any Subsidiary of an Acquired Corporation or acquisition by any Acquired Corporation of any equity interest or other interest in any other Person;

3.16(g) any capital expenditure by any Acquired Corporation which, when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of the Balance Sheet, exceeds $100,000 in the aggregate;

3.16(h) any modification or amendment, in any material respect, or any termination, of any Material Contract, or any knowing waiver, release or assignment of any material rights or claims (including any write-offs or other compromises of any accounts receivable of any of the Acquired Corporations);

3.16(i) any (i) acquisition, lease or license by any Acquired Corporation of any material right or other material asset from any other Person, (ii) sale or other disposal or lease or license by any Acquired Corporation of any material right or other material asset to any other Person, or (iii) waiver or relinquishment by any Acquired Corporation of any right, in each case except in the ordinary course of business and consistent with past practices;

3.16(j) any establishment of any extraordinary reserve with respect to, any material account receivable or other material indebtedness owing to an Acquired Corporation;

3.16(k) any pledge of any material assets of or sufferance of any of the material assets of an Acquired Corporation to become subject to any Encumbrance, except in the Ordinary Course of Business and consistent with past practices;

3.16(l) any (i) loan by an Acquired Corporation to any Person, or (ii) incurrence or guarantee by an Acquired Corporation of any indebtedness for borrowed money;

3.16(m) any (i) adoption, establishment, entry into or amendment by an Acquired Corporation of any Plan or (ii) payment of any bonus or any profit sharing or similar payment to, or increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of any Acquired Corporation;

3.16(n) any change of the methods of accounting or accounting practices of any Acquired Corporation in any material respect;

3.16(o) any material Tax election by any Acquired Corporation;

3.16(p) any commencement or settlement of any material Legal Proceeding by any Acquired Corporation; and

3.16(q) any agreement or commitment to take any of the actions referred to in clauses (c) through (p) above.

3.17 Contracts; No Defaults.

3.17(a) Part 3.17(a) of the Company Disclosure Schedule lists as of the date hereof, and, except to the extent filed in full without redaction as an exhibit to a Filed Company SEC Report, the Company has made available to Parent copies of, each Acquired Corporation Contract and other instrument or document (including any amendment to any of the foregoing):

(i) described in paragraphs (b)(3), (b)(4), (b)(9) or (b)(10) of Item 601 of Regulation S-K of the SEC;

(ii) with any director, executive officer or Affiliate of the Company;

(iii) evidencing, governing or relating to indebtedness for borrowed money;

(iv) not entered into in the Ordinary Course of Business that involves expenditures or receipts in excess of $250,000;

(v) that in any way purports to limit the freedom of any Acquired Corporation or any of its Affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

(vi) relating to the employment or engagement of, or the performance of services by, any employee, independent contractor or consultant, or pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee, director, independent contractor or consultant; or pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus, commission or similar payment (other than payments constituting base salary or consulting fees) in excess of $25,000 to any current or former employee, director, independent contractor or consultant;

(vii) relating to the acquisition, transfer, development, sharing or license of any Proprietary Rights (except for any Contract pursuant to which (i) Proprietary Rights are licensed to the Acquired Corporations under any third party software license generally available to the public, or (ii) Proprietary Rights are licensed by any of the Acquired Corporations to any Person on a non exclusive basis in conjunction with the sale of the Acquired Corporation Products in Ordinary Course of Business);

(viii) providing for indemnification of any officer, director or employee;

(ix) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities (other than under the Company Stock Plans or ESPP), (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing Company Options or other equity awards issued in the Ordinary Course of Business and consistent with past practices;

(x) incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end user licenses previously delivered by the Company to Parent;

(xi) relating to any currency hedging;

(xii) (A) imposing any confidentiality obligation on any of the Acquired Corporations not entered into in the Ordinary Course of Business or which would prohibit disclosure of the terms thereof to Parent, or (B) containing “standstill” or similar provisions;

(xiii) to which any Governmental Body is a party;

(xiv) requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xv) (A) with any customer listed on Part 3.7(b) of the Company Disclosure Schedule and relating to the sale of Acquired Corporation Products or (B) with any supplier listed on Part 3.7(b) of the Company Disclosure Schedule and involving the sale of products or provision of services to the Company; or

(xvi) contemplating or involving the performance of services by the Company to or for the benefit of any third party and involving the payment or delivery of cash or other consideration to the Company after the date hereof in excess of $100,000 in the aggregate.

Each of the foregoing is a “Material Contract.”

3.17(b) Each Material Contract and each Contract listed in Part 3.9 of the Company Disclosure Schedule is valid and in full force and effect, and to the Company’s Knowledge is enforceable in accordance with its terms.

3.17(c)(i) None of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the Knowledge of the Company, as of the date hereof no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (ii) no Acquired Corporation has taken any action and, to the Knowledge of the Company and as of the date hereof, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Material Contract or any Contract listed in Part 3.9 of the Company Disclosure Schedule, (E) result in the disclosure, release or delivery of any Acquired Corporation Source Code, or (F) give any Person the right to cancel, terminate or modify any Material Contract or Contract listed in Part 3.9 of the Company Disclosure Schedule, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (iii) since March 31, 2009 to the date hereof, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

3.18 Insurance. The Acquired Corporations are covered by valid and currently effective insurance policies issued in favor of the Company that are customary for companies of similar size and financial condition. All such policies are in full force and effect, all premiums due thereon have been paid and the Acquired Corporations have complied with the provisions of such policies. The Acquired Corporations have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Acquired Corporations under or in connection with any of their extant insurance policies. The Acquired Corporations have not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering any of the Acquired Corporations that there will be a cancellation or non renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Acquired Corporations, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

3.19 Labor Matters. Except as disclosed in the Filed Company SEC Reports, (i) none of the Acquired Corporations is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) none of the Acquired Corporations is the subject of any Legal Proceeding asserting that any of the Acquired Corporations has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving any of the Acquired Corporations pending or, to the Company’s Knowledge, threatened; (iv) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, independent contractor, retiree, labor organization or other representative of its employees is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations; (v) all positions have been properly classified as exempt from applicable wage and hour laws, all employees have been properly paid in accordance with applicable Legal Requirements, and the Acquired Corporations have properly maintained all legally required records relating to wages and hours worked for each employee, (v) no grievance is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations; and (vi) none of the Acquired Corporations is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

3.20 Business Relationships. As of the date hereof, to the Company’s Knowledge, the relationships of the Acquired Corporations with their material customers, distributors and suppliers are satisfactory in all material respects.

3.21 Interests of Officers and Directors. None of the executive officers or directors of any of the Acquired Corporations or any of their respective Affiliates (other than the Acquired Corporations) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Acquired Corporations, or in any supplier, distributor or customer of the Acquired Corporations, or any other relationship, contract, agreement, arrangement or understanding with the Acquired Corporations, except for the rights of a stockholder and rights under the Plans and the Company Options.

3.22 Encryption and Other Restricted Technology. Except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, the Acquired Corporations’ business as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under United States Legal Requirements, including without limitation the U.S. Department of State’s International Traffic in Arms Regulations (“ITAR”) and, separately, the U.S. Department of Commerce, Bureau of Industry and Security’s Export Administration Regulations (“EAR”). Except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, the Acquired Corporations’ business as currently conducted does not require any of the Acquired Corporations to obtain a license from the United States Departments of Commerce or State or an authorized body thereof under ITAR or EAR or other legislation regulating the development, commercialization or export of technology.

3.23 Rights Plan; DGCL Section 203. The Company has made available to Parent a copy of the Company Rights Agreement. Effective as of December 11, 2009, the Company has terminated the Company Rights Agreement, and such agreement is no longer in force or effect. Pursuant to the Company’s certificate of incorporation, the Company has opted out of Section 203 of the DGCL and therefore Section 203 of the DGCL will not apply to Parent or Purchaser or with respect to or as a result of the Contemplated Transactions.

3.24 Opinion of Financial Advisor. Needham & Company, LLC has delivered to the Company Board a written opinion (or an oral opinion to be confirmed in writing) dated as of the date of approval of this Agreement to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view.

3.25 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer, the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of any Acquired Corporation.

3.26 Offer Documents; Schedule 14D-9. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent’s or Purchaser’s representatives for inclusion in the foregoing documents. The Schedule 14D-9, at the time filed with the SEC, complies in all material respects as to form with the requirements of the Exchange Act.

SECTION 4: REPRESENTATIONS AND WARRANTIES OF PARENT.

Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

4.1 Organization and Good Standing. Parent and Purchaser are corporations duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation, with full corporate power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under this Agreement.

4.2 Authority; No Conflict.

4.2(a) Parent and Purchaser have all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, (i) if required by the DGCL, the adoption by Parent (in its capacity as the sole stockholder of Purchaser) of this Agreement following its execution, and (ii) the filing of a certificate of merger required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and (assuming the due execution and delivery of this Agreement by the Company) constitutes the legal, valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both); (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent or Purchaser, or (B) any resolution adopted by the board of directors or the stockholders of Parent or Purchaser; (ii) contravene, conflict with, or result in a violation of any Legal Requirement or any order to which Parent or Purchaser, or any of the assets owned or used by Parent or Purchaser, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or Purchaser, or that otherwise relates to the business of, or any of the assets owned or used by, Parent or Purchaser; except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prohibit, prevent or delay consummation of the Contemplated Transactions in any material respect, or otherwise prevent Parent or Purchaser from performing their respective obligations under this Agreement in any material respect.

4.2(c) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Parent and Purchaser will not, require any Consent of, or filing with or notification to, any Governmental Body or any other Person, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws, (B) the pre-merger notification requirements of the HSR Act, (C) filing of appropriate merger documents as required by the DGCL and (D) requirements of applicable non-United States competition, antitrust and investment laws and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Transactions in any material respect, or otherwise prevent Parent or Purchaser from performing their respective obligations under this Agreement in any material respect.

4.3 Financing. Parent has, and at the Acceptance Date shall have, sufficient funds on hand or otherwise available to permit Parent and Purchaser to perform all of their obligations under this Agreement and to consummate all the Contemplated Transactions, including, without limitation, acquiring all the outstanding Shares in the Offer, in any “subsequent offering period” and the Merger.

4.4 Offer Documents; Schedule 14D-9. Neither the Offer Documents nor any information supplied by Parent or Purchaser for inclusion in Schedule 14D-9 shall, at the time the Offer Documents, the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents. The Offer Documents, at the time filed with the SEC, shall comply in all material respects as to form with the requirements of the Exchange Act.

4.5 Ownership of Company Common Stock. Neither Parent nor Purchaser is, or, within the past three years, has been, the beneficial owner of any shares of capital stock of the Company.

4.6 Operations of Purchaser. Purchaser has been formed solely for the purpose of engaging in the Transactions contemplated hereby, has not engaged in any business activities and will have no assets, liabilities or obligations other than as contemplated by this Agreement.

SECTION 5: CONDUCT OF BUSINESS.

5.1 Covenants of the Company. Except as consented to in writing by Parent (not to be unreasonably withheld, conditioned or delayed) or as set forth in Part 5.1 of the Company Disclosure Schedule, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, each of the Acquired Corporations shall act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply in all material respects with all applicable Legal Requirements, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and employees and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having material business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as set forth in Part 5.1 of the Company Disclosure Schedule, none of the Acquired Corporations shall directly or indirectly, do any of the following without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

5.1(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except for the reacquisition or repurchase upon forfeiture of unvested restricted stock pursuant to the terms of any applicable restricted stock purchase or grant agreement for a maximum purchase price in the aggregate following the date hereof not to exceed $50,000;

5.1(b) except as permitted by Section 5.1(n), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible, exercisable or exchangeable securities (other than the issuance of shares of Company Common Stock (and associated Company Rights) upon the exercise of Company Options or settlement of other equity-based awards outstanding on the date of this Agreement in accordance with their present terms);

5.1(c) amend its Organizational Documents, except as expressly provided by this Agreement;

5.1(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Acquired Corporations, taken as a whole, except purchases of inventory, components or, subject to clause Section 5.1(i) below, property, plant or equipment (including engineering development equipment) in the Ordinary Course of Business;

5.1(e) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Acquired Corporations, except for the sale and/or licensing of products, inventory and other properties and assets in the Ordinary Course of Business and transactions related thereto;

5.1(f) adopt or implement any stockholder rights plan or alter or further amend the Company Rights Agreement or the Company Rights;

5.1(g) except for any Acceptable Confidentiality Agreement, enter into an agreement with respect to any merger, consolidation, liquidation, business combination, or sale of the Company or any acquisition or disposition of all or substantially all of the assets or securities of the Acquired Corporations;

5.1(h) (i) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of September 30, 2009 as reflected in the SEC Reports or guarantee any such indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement, intended to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

5.1(i) make any capital expenditures or other expenditures with respect to property, plant or equipment except for up to $500,000 for the Acquired Corporations, taken as a whole, in the Ordinary Course of Business;

5.1(j) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Legal

Requirements, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

5.1(k) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business, under this Agreement or under applicable Legal Requirements, or (ii) except as provided in Section 6.1, waive any material benefits of, release or eliminate any rights under or otherwise modify in any material adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which any of the Acquired Corporations is a party;

5.1(l) except in the Ordinary Course of Business prior to the Acceptance Date, modify, amend or terminate any Material Contract, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of any of the Acquired Corporations);

5.1(m) except in the Ordinary Course of Business prior to the Acceptance Date, (i) enter into any Material Contract or (ii) license any material Proprietary Rights to or from any third party;

5.1(n) except as required to comply with applicable Legal Requirements or agreements or pursuant to plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee, independent contractor or consultant or any collective bargaining agreement, (ii) hire employees or independent contractors (provided that the Company may hire up to five (5) employees for the sole purpose of replacing employees who have terminated their employment), (iii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iv) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Options or restricted stock awards, (v) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of Options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder (other than grants of Company Options to new employees hired after the date hereof with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), or hired pursuant to the proviso above regarding the Company’s ability to hire up to five (5) replacement employees, which are exercisable for up to 50,000 shares of Company Common Stock in the aggregate for all such new employees), or (vii) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

5.1(o) make or rescind any material Tax election, settle or compromise any material Tax liability or amend any material Tax return;

5.1(p) initiate, compromise or settle any material Legal Proceeding;

5.1(q) open or close any facility or office;

5.1(r) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

5.1(s) except with respect any amounts disputed in good faith by the Company, fail to pay accounts payable and other obligations in the Ordinary Course of Business;

5.1(t) enter into, modify, or amend any Contracts or other arrangements relating to or in respect of or giving rise to any indemnification obligations of the Acquired Corporations in favor of their directors, officers or employees (for the avoidance of doubt, this Section 5.1(t) shall not be deemed to prohibit the Company from honoring any indemnification obligations in accordance with their terms that exist on the date of this Agreement); or

5.1(u) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any other action that would materially impair or prevent the satisfaction of any conditions in Section 7 hereof other than as specifically provided for in Section 5.1.

5.2 Confidentiality. The parties acknowledge that Parent and Company have previously executed a mutual nondisclosure agreement dated as of April 30, 2009, which has been amended as of the date hereof (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

SECTION 6: ADDITIONAL AGREEMENTS.

6.1 No Solicitation.

6.1(a) No Solicitation or Negotiation. Each of the Acquired Corporations shall, and shall cause its respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to (i) immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal and request, not later than five (5) business days following the date hereof, the prompt return or destruction (followed by a written certification of destruction) of all confidential information previously furnished to such parties or their representatives, and (ii) except as permitted below in this Section 6.1(a), not modify, waive, amend or release any standstill, confidentiality or similar agreements entered into prior to the date hereof or any confidentiality agreement entered into by Acquired Corporation between the date hereof and the Effective Time. From the date of this Agreement until the Effective Time, except as set forth in this Section 6.1, none of the Acquired Corporations shall, nor shall any of them authorize or permit any of its Representatives to, directly or indirectly:

(i) solicit, initiate, or knowingly or intentionally encourage or facilitate, any inquiries, offers or proposals that constitute, or would reasonably be expected to lead to, any Acquisition Proposal, including, without limitation and except as permitted by Section 6.1(c), amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any non-public information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any Acquisition Proposal (provided, however, that providing notice of the restrictions set forth in this Section 6.1 to a third party in response to any such inquiry, request or Acquisition Proposal shall not, in and of itself, be deemed a breach of this Section).

Notwithstanding the foregoing, prior to the Acceptance Date, the Company may, to the extent the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements, as determined in good faith by the Company Board after consultation with outside counsel, in response to an unsolicited, bona fide written Acquisition Proposal made or received after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and its financial advisor, if any, is reasonably likely to lead to a Superior Proposal and that did not result from a breach by the Company of, or actions by its Representatives inconsistent with, this Section, and subject to compliance with Section 6.1(c), (x) furnish non-public information with respect to the Acquired Corporations to the Person making such Acquisition Proposal and its Representatives and (y) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal, if, in the case of either clause (x) or (y), prior to taking such action the Company enters into an Acceptable Confidentiality Agreement. In addition, prior to the Acceptance Date, the Company may, to the extent required by the fiduciary duties of the Company Board under applicable Legal Requirements, as determined in good faith by the Company Board after consultation with outside counsel, waive standstill provisions in effect with a third party whose identity has been disclosed to Parent, in response to an unsolicited request from such third party for such a waiver, provided such party has either made a Superior Proposal or has expressed to the Company an intention to make an Acquisition Proposal that the Company Board determines in good faith after consultation with outside counsel and its financial advisor, if any, is reasonably likely to lead to a Superior Proposal.

Promptly following the execution of this Agreement, the Company shall instruct its Representatives as to the restrictions set forth in this Section 6.1(a) and direct them to comply with its provisions and shall thereafter use its reasonable best efforts to assure that the Company Representatives comply with such instructions. Notwithstanding the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company.

6.1(b) No Change in Recommendation or Alternative Acquisition Agreement. Neither the Company Board nor any committee thereof shall:

(i) fail to include the Recommendation in the Schedule 14D-9 or, except as set forth in this Section, withdraw, qualify or modify, or publicly announce its intention to withdraw, qualify or modify, in a manner adverse to Parent or the Purchaser, the approval, Recommendation or declaration of advisability by the Company Board or any such committee of the Company Board of the adoption of this Agreement or the Contemplated Transactions contemplated hereby (an “Adverse Recommendation Change”);

(ii) adopt, approve or recommend, or publicly announce its intention to adopt, approve or recommend, any Acquisition Proposal; or

(iii) authorize, cause or permit any of the Acquired Corporations to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)).

Notwithstanding the foregoing, at any time prior to the Acceptance Date and subject to compliance with Section 6.1(c), the Company Board may, in response to an Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside counsel and its financial advisor, if any) constitutes a Superior Proposal and that was made after the date hereof and that was unsolicited after the date hereof and that did not otherwise result from a breach of this Section 6.1, make an Adverse Recommendation Change if the Company Board has concluded in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the failure of the Company Board to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Legal Requirements; provided, however, that the Company shall not be entitled to exercise its right to make an Adverse Recommendation Change pursuant to this sentence unless the Company has: (A) complied in all material respects with this Section, (B) provided to Parent five (5) business days’ (unless the Superior Proposal arises fewer than five (5) business days prior to the Acceptance Date) prior written notice (such notice, a “Notice of Superior Proposal,” which notice shall not be deemed to be an Adverse Recommendation Change) advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board and the identity of the Person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new three (3) business day period (unless the amendment to the Superior Proposal arises fewer than three (3) business days prior to the Acceptance Date)), (C) during such five (5) business day period (or three (3) business day period in the case of an amendment), if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that any Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (D) at the end of such five (5) business day period (or three (3) business day period in the case of an amendment) or shorter period, if applicable, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent following a Notice of Superior Proposal, as a result of the negotiations required by clause (C) or otherwise).

In addition, and notwithstanding anything to the contrary in this Section 6.1, at any time prior to the Acceptance Date the Company Board may, in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), make an Adverse Recommendation Change if the Company Board has concluded in good faith, after consultation with its outside counsel, that, in light of such Intervening Event, the failure of the Company Board to effect such an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Legal Requirements; provided that, the Company Board shall not be entitled to exercise its right to make an Adverse Recommendation Change pursuant to this sentence unless the Company has (x) provided to Parent at least three (3) business days’ prior written notice (unless the Intervening Event arises fewer than three (3) business days prior to the Acceptance Date) advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three (3) business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for an Adverse Recommendation Change as a result of the Intervening Event. Any Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Company Board, including in any respect that would have the effect of causing any Anti-Takeover Law to be applicable to the transactions contemplated hereby or thereby, including the Offer and the Merger.

Nothing in this Section 6.1 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.1(b), or (B) affect any obligation of the Company under this Agreement or (C) except upon a termination of this Agreement pursuant to Section 8.1(d)(iii), limit the Company’s obligation to call, give notice of, convene and hold the Stockholders’ Meeting, regardless of whether the Company Board has withdrawn or modified its Recommendation.

6.1(c) Notices to Parent; Additional Negotiations. The Company, upon gaining Knowledge of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal or of any inquiry with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal, shall promptly advise Parent orally, with written confirmation to follow promptly (and in any event within 24 hours) thereafter, of such Acquisition Proposal, request, or inquiry, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the Person making any such Acquisition Proposal or inquiry. The Company shall not provide any information to or participate in discussions or negotiations with the Person making any Acquisition Proposal until after the Company has first notified Parent of such Acquisition Proposal as required by the preceding sentence. The Company shall keep Parent reasonably informed in all material respects of the status of any such Acquisition Proposal and shall (i) promptly notify Parent if it has begun to furnish information to, or to participate in discussions or negotiations with, a Person making any such Acquisition Proposal or inquiry and shall promptly advise Parent orally, with written confirmation to follow promptly (and in any event within 24 hours), of any material change in the terms of any such Acquisition Proposal or inquiry, (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence, documents, agreements and other written material (including any amendments, supplements or modifications thereto) sent or provided to the Company from any third party in connection with any Acquisition Proposal (provided that the Company may redact any information in such written material containing solely confidential and non-public information of such third party) and (iii) if Parent shall make a counterproposal (including, without limitation, following delivery of a written Notice of Superior Proposal to Parent pursuant to Section 6.1(b)), consider and cause its financial and legal advisors to consider in good faith the terms of such counterproposal. Contemporaneously with providing any correspondence, other written materials or other nonpublic information to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to Parent (to the extent not already previously provided). None of the Acquired Corporations shall enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

6.2 Certain Permitted Disclosure. Nothing contained in Section 6.1 or in Section 6.3 or otherwise contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be required under applicable Legal Requirements.

6.3 Stockholders and Stockholders’ Meeting.

6.3(a) If required by applicable Legal Requirements in order to consummate the Merger, the Company, acting through the Company Board, shall take all actions in accordance with applicable Legal Requirements, the Organizational Documents and the rules of The NASDAQ Stock Market to promptly and duly call, give notice of, convene and hold the Stockholders’ Meeting for the purpose of considering and voting upon the Voting Proposal (as defined below); provided, that the record date for determining stockholders entitled to vote at any such Stockholders’ Meeting shall be after the Acceptance Date (or, if applicable, after the expiration of any “subsequent offering period” pursuant to Section 1.1(c)), and, if the Top-Up Option is exercised by Parent, after the date on which the closing of the purchase of the Top-Up Option Shares occurs pursuant to Section 1.3. Subject to Section 6.1(b), to the fullest extent permitted by applicable Legal Requirements, (i) the Company Board shall recommend that the stockholders of the Company vote to adopt this Agreement (the “Voting Proposal”) and include the Recommendation in the Proxy Statement, and (ii) neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the Recommendation. The Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The NASDAQ Global Market or the DGCL to obtain such approvals.

6.3(b) Notwithstanding anything in this Agreement to the contrary, but subject to Section 7, if, as of immediately following the Acceptance Date, the expiration of any “subsequent offering period” pursuant to Section 1.1(c), the purchase, if applicable, of the Top-Up Option Shares, and, if necessary, the expiration of the period for guaranteed delivery of Shares in the Offer, Parent or any direct or indirect Subsidiary of Parent, taken together, shall own at least 90% of the total outstanding shares of Company Common Stock, the parties hereto shall, subject to Section 7 hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction of such threshold, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL (such Merger, a “Short-Form Merger”).

6.3(c) Parent and Purchaser agree to vote, or cause to be voted, all Shares owned by them (or any Subsidiary) in favor of the Voting Proposal, unless the Merger is consummated as a Short-Form Merger pursuant to Section 253 of the DGCL.

6.4 Proxy Statement.

6.4(a) If approval of the Company’s stockholders is required by applicable Legal Requirements to consummate the Merger, promptly following consummation of the Offer (or, if applicable, after the expiration of any “subsequent offering period” pursuant to Section 1.1(c)), the Company shall (i) prepare and file the Proxy Statement with the SEC under the Exchange Act, (ii) mail to the holders of Shares a Proxy Statement within a sufficient time prior to the Stockholders’ Meeting and (iii) otherwise comply in all material respects with all Legal Requirements applicable to the Stockholders’ Meeting, and shall use its reasonable efforts to have the Proxy Statement cleared by the SEC promptly. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent promptly of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall provide as soon as reasonably practicable to Parent copies of all correspondence between the Company or any representative of the Company and the SEC with respect thereto. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement prior to such documents being filed with the SEC or disseminated to holders of Shares and shall give Parent and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders’ Meeting at the earliest practicable time.

6.4(b) The Company shall use its reasonable best efforts to ensure that the Proxy Statement (i) will not, on the date it is first mailed to stockholders of the

Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Proxy Statement. Parent shall use its reasonable best efforts to ensure that the information supplied by Parent in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

6.4(c) Parent and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable Blue Sky Laws and the rules and regulations thereunder.

6.5 Company Board Representation; Section 14(f).

6.5(a) Subject to compliance with applicable Legal Requirements, promptly upon the acceptance for payment of any Shares by Parent or Purchaser or any of their affiliates pursuant to and in accordance with the terms of the Offer (the “Appointment Time”) and from time to time thereafter, and subject to Section 6.5(c), Purchaser shall be entitled to designate up to such number of directors, rounded up to the nearest whole number constituting at least a majority of the directors, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 6.5) and the percentage that such number of Shares beneficially owned by Parent or its Affiliates bears to the total number of Shares then outstanding, and the Company shall use reasonable best efforts to, upon Parent’s request, promptly, at Parent’s election, either increase the size of the Board or seek and accept the resignation of such number of directors as is necessary to enable Parent’s designees to be elected or appointed to the Board and to cause Parent’s designees to be so elected or appointed. At such times, subject to Section 6.5(c), the Company will cause individuals designated by Parent to constitute the number of members of each committee of the Board, rounded up to the next whole number, that represents the same percentage as such individuals represent on the Board, other than any committee of the Board established to take action under this Agreement which committee shall be composed only of Independent Directors (as defined in Section 6.5(c)).

6.5(b) The Company’s obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all action required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 6.5, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 6.5 and applicable Legal Requirements.

Parent shall provide to the Company, and shall be solely responsible for, the information and consents with respect to Parent and its designees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

6.5(c) In the event that Parent’s designees are elected or designated to the Board, then, until the Effective Time, the Company shall cause the Board to have at least three directors who are members of the Company Board as of the date of this Agreement and are independent directors for purposes of the continued listing requirements of The NASDAQ Stock Market (such directors, the “Independent Directors”); provided, however, that, if any Independent Director is unable to serve due to death or disability or any other reason, the remaining Independent Directors shall be entitled to elect or designate another individual (or individuals) (provided, that no such individual is an employee of the Company or the Subsidiaries) to fill the vacancy, and such director (or directors) shall be deemed to be an Independent Director (or Independent Directors) for purposes of this Agreement. If no Independent Director remains prior to the Effective Time, a majority of the members of the Board at the time of the execution of this Agreement shall be entitled to designate three persons to fill such vacancies; provided, that such individuals shall not be employees or officers of the Company, Parent or Purchaser, and shall be reasonably satisfactory to Parent, and such persons shall be deemed Independent Directors for purposes of this Agreement. Following the Appointment Time and prior to the Effective Time, any amendment or termination of this Agreement, any amendment to the Organizational Documents of any Acquired Corporation, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Parent, any exercise of rights under this Agreement by the Company, any waiver of any of the Company’s rights under this Agreement, or any action adversely affecting the rights of the stockholders (other than Parent or Purchaser), shall not to be effected without the affirmative vote of a majority of the Independent Directors.

6.6 Access to Information. The Acquired Corporations shall afford to Parent’s officers, employees, accountants, counsel and other representatives, reasonable access (subject to applicable Legal Requirements regarding the sharing of information), during normal business hours and upon reasonable notice during the period prior to the Effective Time (or termination of this Agreement), to its properties, books, contracts, commitments, personnel and records for purposes of conducting due diligence in a manner customary for transactions of this type. Any investigation conducted pursuant to the access contemplated by this Section 6.6 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Acquired Corporations or create a risk of damage or destruction to any property or assets of the Acquired Corporations. During such period, each of the Acquired Corporations shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as Parent may reasonably request. Parent will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Notwithstanding the foregoing, to the extent that providing Parent or Purchaser (i) access to any documents or information of the Acquired Corporations would risk waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (ii) access to a contract to which any of the Acquired Corporations is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such contract, then the Acquired Corporations will reasonably cooperate with Parent and Purchaser to provide them relevant information with respect to such documents, information, or contracts in a manner that does not cause any such waiver, violation or default, or give rise to any such right of termination or acceleration.

6.7 Legal Conditions to the Contemplated Transactions.

6.7(a) Subject to the terms hereof, including Section 6.7(b), the Company and Parent shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Body or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Acquired Corporations or Parent in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Offer and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, (B) to the extent set forth on Part 6.7 of the Company Disclosure Schedule, the HSR Act, any foreign antitrust laws or regulations, and any related governmental request thereunder, and (C) any other applicable Legal Requirements, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and Parent shall cooperate with each other in connection with the making of all such filings (subject to applicable Legal Requirements regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors with a reasonable opportunity for review prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall each use commercially reasonable efforts (subject to applicable Legal Requirements regarding the sharing of information) to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Legal Requirements (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 6.7(a) shall modify or affect their respective rights and responsibilities under Section 6.7(b).

6.7(b) Subject to the terms hereof, Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to obtain any government clearances, approvals, actions, or non actions required for the Contemplated Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade and/or competition (collectively, “Antitrust Laws”), to respond to any government requests for information under any Antitrust

Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits, or threatens to restrict, prevent or prohibit, the consummation of the Offer or the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Body relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) keep the other party informed of any communication received from, or given to, the United States Federal Trade Commission, the United States Department of Justice, or any other United States or foreign Governmental Body and of any communication received from or given to any Person (other than such party’s employees, agents, attorneys, representatives, advisors, consultants, or affiliates) in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (ii) permit the other party to review in advance any communication given by the first party to, and consult with the other party in advance of any meeting or conference with, the United States Federal Trade Commission, the United States Department of Justice, or any other United States or foreign Governmental Body or, in connection with any proceeding by a private party, with any other Person (other than the employees, agents, attorneys, representatives, advisors, consultants, or affiliates of Parent, the Company, or their affiliates, as the case may be) and, to the extent permitted by the United States Federal Trade Commission, the United States Department of Justice, or any other United States or foreign Governmental Body or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

6.7(c) Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates shall be under any obligation to, and the Company shall not without the express prior written consent of Parent, make proposals, execute or carry out agreements or submit to orders providing for the sale, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets of Parent or any of its Affiliates or any material assets of the Company or any of its Affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of Parent or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) (any such event, a “Burdensome Condition”).

6.7(d) At the request of Parent, the Acquired Corporations shall agree to hold separate (including by trust or otherwise) or to divest any of their respective businesses, Subsidiaries or assets, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses, Subsidiaries or assets, provided that any such action is conditioned upon the consummation of the Merger. The Company agrees and acknowledges that, notwithstanding anything to the contrary in this Section, none of the Acquired Corporations shall, without Parent’s prior written consent, agree to hold separate

(including by trust or otherwise) or to divest any of their respective businesses, Subsidiaries or assets, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses, Subsidiaries or assets.

6.7(e) Each of Parent and the Acquired Corporations shall give any notices to third parties, and use all commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule, or (iii) required to prevent the occurrence of an event that would reasonably be expected to have a Material Adverse Effect on the Company or Parent prior to or after the Effective Time.

6.8 Public Disclosure. Except as may be required by applicable Legal Requirements or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent, and (b) Parent and the Company shall each use all commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.9 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without Parent’s prior written consent, which will not be unreasonably withheld or delayed.

6.10 Indemnification.

6.10(a) During the period set forth in the following sentence, Parent shall, to the fullest extent permitted by applicable Legal Requirements, cause the Surviving Corporation, to honor all of the Company’s obligations to indemnify and hold harmless each present and former director, officer and employee of any of the Acquired Corporations (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement or, if entered into after the date of this Agreement in compliance with Section 5.1, at the Effective Time. Parent’s obligations under the foregoing sentence shall begin at the Effective Time and end on the date that is six (6) years following the Effective Time; provided, that if, prior to the expiration of such six (6) year period, an obligation of the Company to indemnify and hold harmless an Indemnified Party has arisen and not been fully resolved, Parent’s obligations with respect thereto under the foregoing sentence shall continue under such matter is fully resolved.

6.10(b) Prior to the Effective Time, Parent shall purchase “tail” officers’ and directors’ liability insurance policies, which by their terms shall survive the Merger and shall provide each Indemnified Party with coverage for six years following the Effective Time on terms and conditions no less favorable than the Company’s existing directors’ and officers’ liability insurance (“Tail Policies”), provided that the aggregate premium for such Tail Policies shall not be greater than 175% of the annual premium paid by the Company for such existing insurance, and provided, further, that if 175% of the annual premium paid by the Company for such existing insurance is not sufficient for such coverage, Parent shall spend up to that amount to purchase such lesser coverage as may be obtained with such amount. For a period of six years from the Effective Time, Parent and the Surviving Corporation shall maintain such Tail Policies in full force and effect and continue to honor their respective obligations thereunder for the full term thereof.

6.10(c) For a period of six years from the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar Organizational Documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar Organizational Documents) of the Acquired Corporations immediately prior to the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by applicable Legal Requirements.

6.10(d) If, during the period set forth in the last sentence of Section 6.10(a), Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

6.10(e) The provisions of this Section are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. During the period set forth in the last sentence of Section 6.10(a), Parent shall guarantee the obligations of the Surviving Corporation with respect to any and all amounts payable under this Section.

6.11 Employee Matters.

6.11(a) Subject to Section 6.11(d) below, from the Expiration Date through the Effective Time, Parent shall permit the Company to continue the employment, compensation and benefits of its employees on the same or substantially similar terms and conditions in all material respects as are in effect as of the date of this Agreement. From and after the Effective Time, Parent or the Surviving Corporation shall permit all employees of the Company who remain employees of the Surviving Corporation following the Effective Time (the “Continuing Employees”) to participate in the benefit plans, programs, and arrangements of Parent and the Surviving Corporation (the “Parent Plans”) to the same extent as similarly situated employees of Parent or its Subsidiaries. Without limiting the foregoing, for a period of one (1) year following the Effective Time, Parent shall provide or cause to be provided to each Continuing Employee who is not a participant in the Company’s executive severance plan severance benefits that are equal to the severance benefits that would be provided by the Company to such Continuing Employee on the date of this Agreement. Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms the Company’s executive severance plan and related supplemental employment terms agreements applicable to the Continuing Employees who were the executive officers of the Company.

6.11(b) With respect to the Continuing Employees, Parent shall treat and cause the applicable Parent Plans to treat the service of the Continuing Employees with the Acquired Corporations prior to the Effective Time as service rendered to Parent or any Affiliate of Parent for purposes of eligibility to participate, vesting and level of benefits (including vacation), including applicability of minimum waiting periods for participation, but not for benefit accrual. Parent shall use commercially reasonable efforts to provide that no such Continuing Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Company’s group health plan shall be excluded from Parent’s group health plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation.

6.11(c) Nothing contained in this Section shall require or imply that the employment of the employees of the Acquired Corporations who are employed at the Effective Time will continue for any particular period of time following the Effective Time. This Section is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereunder, or to be interpreted as an amendment to any Parent Plan.

6.11(d) Effective on the day immediately prior to the Effective Time, the Company shall terminate its 401(k) Plan pursuant to resolutions of the Company Board (unless Parent provides written notice to the Company no later than three (3) business days prior to the Effective Time that such 401(k) Plan shall not be terminated). At the request of Parent, the Company shall provide Parent with evidence that such 401(k) Plan has been terminated (effective no later than the date stated above). The form and substance of such resolutions shall be subject to review and approval of Parent. If Parent shall require the Company to terminate its 401(k) plan before the Effective Time, Parent shall permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in cash or notes (in the case of participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to such Continuing Employee from the Company’s 401(k) plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Subsidiaries.

6.12 Notification of Certain Matters.

6.12(a) Parent shall give prompt notice to the Company of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of Parent or Purchaser contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of Parent or Purchaser contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Parent or the Purchaser, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

6.12(b) The Company shall give prompt notice to Parent of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate such that the conditions set forth in clause (e)(iii)(B) or clause (e)(iii)(C) of Annex A not to be satisfied, or (b) any material failure of the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

6.12(c) Notwithstanding Section 6.12(a) and Section 6.12(b), the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the transactions contemplated hereby.

6.13 Tax Matters.

6.13(a) From the date of this Agreement until the Effective Time, the Acquired Corporations, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required by it to be filed with federal, state and local Tax authorities the failure to file of which could have a material negative impact, financial or otherwise, subject to extensions permitted by Law and properly granted by the appropriate authority, provided that the Company notifies Parent that any of the Acquired Corporations is availing itself of such extensions, and (ii) pay all Taxes shown due on such Tax Returns.

6.13(b) Each party shall reasonably cooperate with the other in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement. From the date hereof through the Effective Time, the Acquired Corporations shall use reasonable efforts to provide Parent with any other Tax information reasonably requested by Parent.

6.14 Stock Exchange Delisting. After the date hereof and prior to the Acceptance Date, the Company shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary and appropriate on its part under applicable Legal Requirements and rules and policies of the NASDAQ Stock Market to maintain the Company’s listing thereon. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary and appropriate on its part under applicable Legal Requirements and rules and policies of the NASDAQ Stock Market to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the NASDAQ Stock Market and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 7: CONDITIONS TO MERGER.

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:

7.1(a) Stockholder Approval. Unless the Merger is consummated as a Short-Form Merger pursuant to Section 253 of the DGCL, this Agreement shall have been adopted by the affirmative vote of the stockholders of the Company required by applicable Legal Requirements;

7.1(b) No Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court, agency or other Governmental Body of competent jurisdiction, and no Legal Requirement (collectively, “Restraints”), that prohibits the Merger shall be in effect; and

7.1(c) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

SECTION 8: TERMINATION.

8.1 Termination. This Agreement may be terminated and the Offer, the Merger and the Transactions may be abandoned, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company:

8.1(a) Subject to Section 6.5(c), by mutual written consent of each of Parent and the Company duly authorized by the board of directors of Parent and the Company Board; or

8.1(b) by either Parent or the Company:

(i) prior to the Acceptance Date, if Purchaser or its permitted assignee shall not have accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer on or before the date that is one hundred and five (105) days after the date of this Agreement (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose willful breach of a representation or warranty in this Agreement or whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Purchaser or its permitted assignee to have purchased all Shares validly tendered and not withdrawn pursuant to the Offer on or before the Outside Date; or

(ii) (A) prior to the Effective Time, if any Restraint shall be in effect and shall have become final and nonappealable and has the effect of making consummation of the Merger illegal or prohibiting consummation of the Merger, or (B) prior the Acceptance Date, if any Restraint shall be in effect and shall have become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or prohibiting consummation of the Offer or the Merger or otherwise imposing a Burdensome Condition;

8.1(c) by either Parent or Purchaser, prior to the Acceptance Date:

(i) if there has occurred a material breach of or material failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (A) would result in any of the events set forth in clause (e)(iii) of Annex A to occur or otherwise prevent the Company from delivering the certificate contemplated by clause (e)(vi) of Annex A, and (B) shall not have been cured prior to the earlier of twenty (20) days following receipt by the Company of written notice from Parent of such breach or failure to perform or the Outside Date, provided, that neither Parent nor Purchaser shall have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent or Purchaser, as the case may be, is in breach of this Agreement such that the Company would then have a right to terminate this Agreement pursuant to Section 8.1(d)(i);

(ii) if: (i) the Company Board (or any committee thereof) shall have made an Adverse Recommendation Change; (ii) the Company Board (or any committee thereof) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than pursuant to this Agreement); (iii) the Company shall have entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal, (iv) the Company Board (or any committee thereof) shall have failed to reconfirm its Recommendation within five (5) business days after the Parent requests in writing that the Company Board (or any committee thereof) do so, or (v) the Company or the Company Board shall have knowingly and intentionally violated or breached in any material respect its obligations under Section 6.1.

8.1(d) by the Company, prior to the Acceptance Date:

(i) if there has occurred a material breach of or material failure to perform any representation, warranty, covenant or agreement on the part of Parent or Purchaser set forth in this Agreement, which breach or failure to perform shall not have been cured prior to the earlier of twenty (20) days following receipt by Parent of written notice from the Company of such breach or failure to perform or the Outside Date, provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i)

if the Company is then in breach of this Agreement such that Parent would then have a right to terminate this Agreement pursuant to Section 8.1(c)(i); or

(ii) if Purchaser shall have failed to commence the Offer within ten (10) business days following the date hereof; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) if (A) the event referred to in this clause resulted from or was caused by the Company’s failure to perform in any material respect any of its obligations under this Agreement, or (B) Purchaser was not obligated to commence the Offer within such period pursuant to the first sentence of Section 1.1(a).

(iii) if and in full compliance with the terms of this Agreement, the Company Board (or any committee thereof) shall have made an Adverse Recommendation Change in response to a Superior Proposal in accordance with the terms and conditions of Section 6.1(b), the Company shall have paid Parent the Termination Fee as provided under Section 8.3(b) and, concurrently therewith, the Company enters into a definitive acquisition agreement with respect to the Superior Proposal which was the subject of such Adverse Recommendation Change.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, the Purchaser or their respective officers, directors, stockholders, or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement, fraud or knowing misrepresentation and (b) the provisions of Section 5.2, Section 8.2, Section 8.3, and Section 9 of this Agreement (and, as applicable, EXHIBIT A) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

8.3(a) Except as set forth in Section 8.3(b), all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the Contemplated Transactions shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

8.3(b) The Company shall pay Parent a termination fee equal to $3,475,000 (the “Termination Fee”):

(i) if this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii) (or by the Company pursuant to Section 8.1(b)(i) following any time at which Parent was entitled to terminate this Agreement pursuant to Section 8.1(c)(ii));

(ii) if this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii); or

(iii) if (A) an Acquisition Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, (B) such Acquisition

Proposal shall not have been absolutely and unconditionally withdrawn and abandoned more than ten (10) business days prior to the termination of this Agreement, (C) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i), and (D) within 12 months after such termination the Company enters into any agreement to consummate, or consummates, the transactions contemplated by any Acquisition Proposal (regardless of whether such other Acquisition Proposal is made before or after termination of this Agreement) (for purposes of this Section 8.3(a)(iii), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”).

8.3(c) Any Termination Fee due under (i) Section 8.3(b)(i) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement, (ii) Section 8.3(b)(ii) shall be paid by wire transfer of same-day funds at the time provided for in Section 8.1(d)(iii), and (iii) Section 8.3(b)(iii) shall be paid by wire transfer of the same-day funds within one business day after the date of the first to occur of the events referred to in clause Section 8.3(b)(iii)(D) above.

8.3(d) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If the Company fails to promptly pay to Parent any Termination Fee due hereunder, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any Termination Fee at the publicly announced prime rate of Bank of America, N.A. plus two percent per annum, compounded quarterly, from the date such Termination Fee was required to be paid. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2.

SECTION 9: MISCELLANEOUS PROVISIONS.

9.1 Amendment. Subject to Section 6.5, this Agreement may be amended at any time prior to the Effective Time by the parties hereto, by action taken or authorized by their respective boards of directors, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after any such stockholder adoption of this Agreement, no amendment shall be made to this Agreement that by applicable Legal Requirements requires further approval or authorization by the stockholders of the Company without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the parties hereto.

9.2 Remedies Cumulative; Waiver.

9.2(a) The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.2(b) Subject to Section 6.5, at any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Purchaser), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

9.3 No Survival. None of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement shall survive the Effective Time.

9.4 Entire Agreement. This Agreement (including the Company Disclosure Schedule), the Tender Agreements, and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

9.5 Execution of Agreement; Counterparts; Electronic Signatures.

9.5(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

9.5(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

9.5(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.7 Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the Court of Chancery of the State of Delaware; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.13. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.

9.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.9 Disclosure Schedules.

9.9(a) The Company Disclosure Schedule shall be arranged in separate Parts corresponding to the numbered and lettered sections contained in Section 3. Any matter disclosed in any section or subsection of the Company Disclosure Schedule will be deemed to be disclosed in any other section of the Company Disclosure Schedule to the extent that it is readily apparent based on the substance of such disclosure that such disclosure is applicable to such other subsection or section.

9.9(b) If there is any inconsistency between the statements in this Agreement and those in the Company Disclosure Statement (other than an exception set forth as such in the Company Disclosure Schedule), the statements in this Agreement will control.

9.10 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder and except as provided in Section 8.3, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.11 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights hereunder may be assigned by such party without the prior written consent of the other party. Any attempted assignment of this Agreement or of any such rights without such consent shall be void and of no effect.

9.12 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time, the Indemnified Persons shall be third party beneficiaries of, and entitled to enforce, Section 6.10 “Indemnification.”

9.13 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

Company (before the Closing):	California Micro Devices Corporation
490 N. McCarthy Blvd.
Suite 100
Milpitas, California 95035
Attention: Kevin Berry
Facsimile: (408) 942-9505

with a copy to:	Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, California 94304
Attention: Steve Wurzburg
Fax no.: (866) 741-1919

Parent and Purchaser:	ON Semiconductor Corporation
5005 East McDowell Road
Phoenix, Arizona 85008
Attention: Sonny Cave
Facsimile: (602) 244-5601

with a copy to:	DLA Piper LLP (US)
2525 East Camelback Road, Suite 1000
Phoenix, Arizona 85016
Attention: Steven D. Pidgeon, Esq.
Fax no.: (480) 606-5524

9.14 Construction; Usage.

9.14(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(xi) any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” or a “Material Adverse Effect” under this Agreement.

9.14(b) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

9.14(c) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.15 Enforcement of Agreement. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

9.16 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ON SEMICONDUCTOR CORPORATION

By:	/s/ Keith D. Jackson
Name:	Keith D. Jackson
Title:	President and Chief Executive Officer

PAC-10 ACQUISITION CORPORATION

By:	/s/ Donald A. Colvin
Name:	Donald A. Colvin
Title:	Chief Financial Officer

CALIFORNIA MICRO DEVICES CORPORATION

By:	/s/ Robert V. Dickenson
Name:	Robert V. Dickenson
Title:	President and Chief Executive Officer

ANNEX A

Conditions to the Offer

Notwithstanding any other provision of the Offer or the Agreement, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for, and (subject to any such rules or regulations) may, to the extent expressly permitted by this Agreement, delay the acceptance for payment for, or the payment for, any Shares validly tendered pursuant to the Offer and not properly withdrawn, and, to the extent permitted by this Agreement, may amend or terminate the Offer if:

(a) there shall not be validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares, if any, then owned by Parent and its direct and indirect wholly-owned Subsidiaries, constitutes at least a majority of the then outstanding Shares on a Fully Diluted Basis (the “Minimum Condition”);

(b) any applicable waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act and identified on Part 6.7(a) of the Company Disclosure Schedule, or under the applicable Antitrust Laws of the jurisdictions listed in Part 6.7(a) of the Company Disclosure Schedule, shall not have expired or shall not have been earlier terminated;

(c) any Burdensome Condition shall have been imposed in connection with obtaining any approvals or terminations described in clause (b) of this paragraph,

(d) Section 6 of any of the Tender Agreements shall have been breached or repudiated by the Company (without the consent of Parent and Purchaser), or

(e) any of the following events or conditions shall occur and be continuing at the scheduled Expiration Date:

(i) there shall have been instituted and be pending any Legal Proceeding by any Governmental Body of competent jurisdiction (A) that seeks to impose a Burdensome Condition; or (B) that seeks to restrain, enjoin or otherwise prohibit the making or consummation of the Offer or the Merger;

(ii) there shall have been (A) any judgment, order or injunction entered or issued by any Governmental Body of competent jurisdiction or (B) any applicable Legal Requirement promulgated, enacted, entered, enforced, issued or amended by any Governmental Body of competent jurisdiction that would result in any of the consequences referred to in clauses (A) or (B) of clause (i) above;

(iii) (A) the Company shall not have performed all obligations and complied with all covenants required by the Agreement to be performed or complied with by it prior to the Expiration Date, in all material respects, and such failure to perform or comply shall not have been cured prior to the Expiration Date, (B) the representations and warranties of the Company contained in Section 3 of the Agreement (other than

Sections 3.2 and 3.3) shall not be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein) as of the date hereof and as of the Expiration Date as if made at and as of such time (other than representations and warranties made as of a specified date, in which case as of such specified date), except for where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (C) the representations and warranties of the Company contained in Sections 3.2 and 3.3 of the Agreement shall not be true and correct (taking into account and giving effect to any materiality or Material Adverse Effect qualifiers contained therein) as of the date hereof and as of the Expiration Date (other than such representations and warranties made as of specified date, in which case as of such specified date), other than immaterial misstatements or omissions;

(iv) the Agreement shall have been terminated in accordance with its terms

(v) Purchaser and the Company shall have reached mutual agreement to postpone the acceptance for payment of Shares thereunder; or

(vi) the Company shall not have furnished Parent with a certificate dated as of the date of determination signed on its behalf by both its Chief Executive Officer and Chief Financial Officer to the effect that the conditions set forth in item (e)(iii) of this Annex A shall not have occurred and continue to exist.

Subject to the terms and conditions of the Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC, may be waived by Parent or Purchaser, in whole or in part, at any time, at the sole discretion of Parent or Purchaser. Subject to the applicable rules and regulations of the SEC, the failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this EXHIBIT A), the following words and terms, not otherwise defined within the Agreement, shall have the following meanings:

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” shall mean an agreement that is executed, delivered and effective after the execution, delivery and effectiveness of this Agreement and that (a) contains provisions that (i) require any counter-party thereto (and any of its Representatives named therein) that receives information of or with respect to the Company to keep such information confidential, (ii) are no less favorable in any material respect to the Company, and no less restrictive with respect to the conduct of such counter-party (and any of its Representatives named therein) than the terms of the Confidentiality Agreement, (iii) include a standstill with an expiration date no earlier than the expiration date set forth in the original Confidentiality Agreement and with exceptions to such standstill not materially broader than those contained in the original Confidentiality Agreement, and (iv) expressly permit the Company to provide to Parent the information required to be so provided pursuant to Section 6.1 on the terms set forth in Section 6.1, and (b) does not include any provision calling for an exclusive right to negotiate with the Company.

Acquired Corporation(s). An “Acquired Corporation” shall mean the Company or any of its Subsidiaries, and the “Acquired Corporations” means the Company and all of its Subsidiaries.

Acquired Corporation Contract. “Acquired Corporation Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Acquired Corporation Product(s). “Acquired Corporation Product(s)” shall mean each and all of the products of any Acquired Corporation (including without limitation all software products), whether currently being distributed or currently under development.

Acquired Corporation Proprietary Rights. “Acquired Corporation Proprietary Rights” shall mean any Proprietary Rights owned by or licensed to any of the Acquired Corporations or otherwise used in the business of any Acquired Corporation.

Acquired Corporation Source Code. “Acquired Corporation Source Code” shall mean any source code, or any portion, aspect or segment of any source code that is used in the development or manufacture of ,or forms part of or is included in any Acquired Corporation Product or that is owned or developed by or on behalf of any of the Acquired Corporations.

Acquired Corporation Technology. “Acquired Corporation Technology” means all Technology owned by any Acquired Corporation or used in the conduct of the business of any Acquired Corporation as currently conducted.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer, whether in one transaction or a series of related transactions, for (i) a merger, consolidation, dissolution, exchange offer, tender offer, recapitalization, share exchange or other business combination involving any of the Acquired Corporations, pursuant to which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly would acquire beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; (ii) the issuance by any of the Acquired Corporations of over 20% of its equity securities (other than pursuant to any underwritten or broadly distributed offering), (iii) the acquisition (including, without limitation, through any license or lease, other than commercial licenses in the Ordinary Course of Business) in any manner, directly or indirectly, of assets that constitute or account for over 20% of the consolidated net revenues, net income or assets of the Acquired Corporations, (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined under Section 13(d) under the Exchange Act) would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Company Common Shares, (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Acquired Corporations in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly would acquire beneficial ownership of 20% or more of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (vi) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; in each case other than the Contemplated Transactions.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving an Acquisition Proposal.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, is in control of, is controlled by or is under common control with such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.9 and that has been delivered by the Company to Parent on the date of this Agreement.

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Copyrights. “Copyrights” shall mean all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), in each case other than Permitted Encumbrances.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environment. “Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

Environmental, Health, and Safety Liabilities. “Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

Environmental Law. “Environmental Law” shall mean any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of, including, but not limited to, European Union Directives 2002/95/EC (RoHS) and 2000/53/EC (ELV) restricting of the use of certain hazardous substances in electrical and electronic equipment, European Union Directive 2002/96/EC (WEEE) concerning waste electrical and electronic equipment, European Union Regulation No. 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals (REACH), People’s Republic of China Ministry of Information Industry Order #39 (China RoHS), and analogous laws in other jurisdictions;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

Facilities. “Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Corporation and any buildings, plants, or structures currently or formerly owned or operated by any Acquired Corporation.

Fully Diluted Basis. “Fully Diluted Basis” shall mean after taking into account all outstanding Shares and assuming the exercise, conversion or exchange of all Options, warrants, convertible or exchangeable securities and similar rights and the issuance of all Shares that the Company is obligated to issue thereunder (but excluding any Shares underlying Company Options that are not vested and exercisable and will not become vested and exercisable on or before June 15, 2010).

GAAP. “GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.5 were prepared.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Hazardous Materials. “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Issued Patents. “Issued Patents” shall mean all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body.

Knowledge. An individual will be deemed to have “Knowledge” of a particular fact or other matter if, after reasonable investigation such individual is or would be actually aware of such fact or other matter. The Company will be deemed to have “Knowledge” of a particular fact or other matter if any executive officer (as such term is defined under the rules promulgated by the SEC) of the Company has, or at any time had, Knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market).

Material Adverse Effect. An event, violation, inaccuracy, circumstance or development will be deemed to have a “Material Adverse Effect” on the Acquired Corporations if such event, violation, inaccuracy, circumstance or development, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, or (ii) the ability of the Company to consummate the Contemplated Transactions, in each case, with respect to clause (i) above, except to the extent that such event, violation, inaccuracy, circumstance or development results, alone or in combination, from the following, none of which shall be taken into account in determining whether any such material adverse effect has occurred, with respect to clause (i) above, or would reasonably be expected to occur: (A) general economic, market or political conditions, or acts of war, terrorism or sabotage, natural disasters, acts of God or comparable events, in each case except to the extent that the same disproportionately affect the Acquired Corporations as compared to other similarly situated companies; (B) conditions affecting the industries or industry sectors in which the Acquired Corporations operate, except to the extent that the same disproportionately affect the Acquired Corporations as compared to other companies in the industries or industry sectors in which the Acquired Corporations operate; (C) changes or events arising out of the announcement, pendency or consummation of the Offer or the Merger; (D) changes in the market price or trading volume of the Company Common Stock (provided that the underlying causes of such changes shall not be excluded pursuant to this clause (D)); (E) changes in Legal Requirements or GAAP, except to the extent that the same disproportionately affect any of the Acquired Corporations as compared to other companies affected by the change in Legal Requirements or GAAP; (F) any failure of the Company to meet internal projections or analysts’ expectations for any period ending after the date of this Agreement (provided that the underlying causes of such failure shall not be excluded pursuant to this clause (F)); (G) any actions taken (or omitted to be taken) at the request of Parent; or (H) any actions taken by the Acquired Corporations that are required pursuant to this Agreement.

Occupational Safety and Health Law. “Occupational Safety and Health Law” shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

Off-Balance Sheet Arrangement. “Off-Balance Sheet Arrangement” shall mean, with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have: (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements; or (d) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements (excluding the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (excluding the footnotes thereto) include, without limitation: obligations that are not classified as a liability according to generally accepted accounting principles; contingent liabilities as to which, as of the date of the financial statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable; or liabilities as to which the amount recognized in the financial statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the financial statements, but exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements)).

Option Exchange Ratio. “Option Exchange Ratio” shall mean a fraction, the numerator of which is the Merger Consideration and the denominator of which is the average closing price per share of Parent Common Stock on the NASDAQ Stock Market on the five trading days immediately preceding the date on which the Effective Time occurs.

Options. “Options” shall mean any options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character for the issuance of equity.

Ordinary Course of Business. “Ordinary Course of Business” shall mean the ordinary course of business consistent with past practice (including with respect to frequency and amount).

Part. “Part” shall mean a part or section of the Company Disclosure Schedule.

Patents. “Patents” shall mean the Issued Patents and the Patent Applications.

Patent Applications. “Patent Applications” shall mean all published and unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention, applications for certificates of invention and priority rights, in any country and regardless of formal name, including without limitation, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

Permitted Encumbrances. “Permitted Encumbrances” shall mean: (a) statutory liens for Taxes that are not yet due and payable, that are due but not delinquent or that are being contested in good faith; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) Encumbrances imposed on the underlying fee interest in leased property; (f) Encumbrances that are reflected in the Company Balance Sheet (including in the notes thereto); (g) restrictions on transfers of securities under applicable Legal Requirements; or (h) other Encumbrances that do not materially impair the use or operation of the property and assets of the Acquired Corporations (in the case of each of clauses (e), (f) and (h), that but for such exceptions would otherwise constitute Encumbrances).

Person. “Person” shall mean any individual, Entity or Governmental Body.

Proprietary Rights. “Proprietary Rights” shall mean any: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names, domain names, and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); or (b) any right to use or exploit any of the foregoing.

Proxy Statement. “Proxy Statement” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Stockholders’ Meeting.

Registered Copyrights. “Registered Copyrights” shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body.

Registered Trademarks. “Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Body.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Stockholders’ Meeting. “Stockholders’ Meeting” shall mean a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement and the approval of the Merger.

Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Proposal. “Superior Proposal” shall mean any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (other than one made in response to any solicitation by the Company or its Representatives that is in violation of Section 6.1) made by a third party on terms which the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, after consulting with its financial advisor, if any, and taking into account all the terms and conditions of such proposal (including whether any financing required to consummate the Acquisition Proposal is not then committed) and this Agreement (including any proposal by Parent to amend the terms of this Agreement), the likelihood of consummation and all financial, regulatory, legal and other factors; provided, however, that for purposes of this definition, the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Technology. “Technology” means all manufacturing and operating specifications, data processes, process technology, plans, drawings, blueprints, formulae, designs, algorithms, data, databases, data collections and compilations, models, methodologies, theories, ideas, techniques, discoveries, disclosures, inventions, improvements, logic, code, work of authorship and any other tangible or intangible form of technology, information or know-how.

Trade Secrets. “Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes (including fabrication process architecture and process flow), customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

Trademarks. “Trademarks” shall mean all (i) trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols, and (iii) trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols for which registrations have been obtained.

Exhibit B

Directors, Officers and Stockholders of the Company Executing Tender Agreements

Directors and Officers

Robert V. Dickinson - President and Chief Executive Officer, Director

Kevin Berry - Chief Financial Officer

Kyle D. Baker - Vice President, Marketing

Daniel Hauck - Vice President, Sales

Juergen Lutz - Vice President, Engineering

Manuel Mere - Vice President, Operations and Information Systems

Jon S. Castor - Director

John A. Fichthorn - Director

J. Michael Gullard - Director

Kenneth F. Potashner - Director

Dr. Edward C. Ross - Director

David L. Wittrock - Director

Stockholders

Dialectic Capital Management, LLC

Exhibit C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CALIFORNIA MICRO DEVICES CORPORATION

California Micro Devices Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is California Micro Devices Corporation.

2. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on June 30, 2006 under the name CMD Re-Incorporation Corporation. A Certificate of Merger whereby California Micro Devices Corporation, a California corporation, was merged with and into the corporation was filed with the Secretary of State of the State of Delaware on September 15, 2006.

3. This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the corporation as herein set forth in full:

FIRST: The name of the corporation is:

California Micro Devices Corporation (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is 3500 South DuPont Highway in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation is authorized to issue one class of stock, to be designated “Common Stock,” with a par value of $0.001 per share. The total number of shares of Common Stock that the corporation shall have authority to issue is 100.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.

SEVENTH:

(1) Exculpation. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware

Corporation Law hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

(2) Indemnification.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, except as may be prohibited by applicable law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in subsection 2(c) below of this Article SEVENTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

(b) Right to Advancement of Expenses. The right to indemnification conferred in paragraph (a) of this Section 2 shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

(c) Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses conferred in subsections 2(a) and 2(b) of this Article SEVENTH shall be contract rights. If a claim under subsections 2(a) and 2(b) of this Article SEVENTH is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be

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entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the Corporation.

(d) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, the Corporation’s certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(e) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the DGCL.

(f) Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(g) Amendment. Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or action or proceeding accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

[Signature Page Follows]

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4. This Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors and stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on this      day of         , [2010].

CALIFORNIA MICRO DEVICES CORPORATION

By:

Title:

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Exhibit D

BYLAWS

OF

PAC-10 ACQUISITION CORPORATION

ARTICLE I	Stockholders	1

1.1	Place of Meetings	1

1.2	Annual Meeting	1

1.3	Special Meetings	1

1.4	Notice of Meetings	1

1.5	Voting List	1

1.6	Quorum	1

1.7	Adjournments	2

1.8	Voting and Proxies	2

1.9	Action at Meeting	2

1.10	Stockholder Action Without Meeting	3

1.11	Meetings by Remote Communication	3

ARTICLE II	Board of Directors	4

2.1	General Powers	4

2.2	Number and Term of Office	4

2.3	Vacancies and Newly Created Directorships	4

2.4	Resignation	4

2.5	Removal	4

2.6	Regular Meetings	4

2.7	Special Meetings	5

2.8	Notice of Special Meetings	5

2.9	Participation in Meetings by Telephone Conference Calls or Other Methods of Communication	5

2.10	Quorum	5

2.11	Action at Meeting	5

2.12	Action by Written Consent	5

2.13	Committees	6

2.14	Compensation of Directors	6

2.15	Nomination of Director Candidates	6

ARTICLE III	Officers	6

3.1	Enumeration	6

3.2	Election	6

3.3	Qualification	6

(continued)

3.4	Tenure	7

3.5	Resignation and Removal	7

3.6	Chairman of the Board	7

3.7	President	7

3.8	Vice Presidents	7

3.9	Secretary and Assistant Secretaries	7

3.10	Treasurer	8

3.11	Chief Financial Officer	8

3.12	Salaries	8

3.13	Delegation of Authority	8

ARTICLE IV	Capital Stock	8

4.1	Issuance of Stock	8

4.2	Certificates of Stock	8

4.3	Transfers	9

4.4	Lost, Stolen or Destroyed Certificates	9

4.5	Record Date	9

ARTICLE V	General Provisions	10

5.1	Fiscal Year	10

5.2	Corporate Seal	10

5.3	Waiver of Notice	10

5.4	Actions with Respect to Securities of Other Corporations	10

5.5	Evidence of Authority	10

5.6	Certificate of Incorporation	10

5.7	Severability	11

5.8	Pronouns	11

5.9	Notices	11

5.10	Reliance Upon Books, Reports and Records	11

5.11	Time Periods	11

5.12	Facsimile Signatures	11

ARTICLE VI	Amendments	12

6.1	By the Board of Directors	12

6.2	By the Stockholders	12

(continued)

ARTICLE VII	Indemnification of Directors and Officers	12

7.1	Indemnification of Directors And Officers	12

7.2	Indemnification of Others	12

7.3	Payment Of Expenses In Advance	13

7.4	Indemnity Not Exclusive	13

7.5	Insurance	13

7.6	Conflicts	13

ARTICLE I

STOCKHOLDERS

1.1 Place of Meetings. All meetings of stockholders shall be held at such place within or without the State of Delaware as may be designated from time to time by the Board of Directors or the President and Chief Executive Officer.

1.2 Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board of Directors at the time and place to be fixed by the Board of Directors and stated in the notice of the meeting.

1.3 Special Meetings. Special meetings of stockholders may be called at any time by the Board of Directors, the Chairman of the Board or the President or the holders of record of not less than 10% of all shares entitled to cast votes at the meeting, for any purpose or purposes prescribed in the notice of the meeting and shall be held at such place, on such date and at such time as the Board may fix. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

1.4 Notice of Meetings. Written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or as required by law (meaning here and hereafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation). The notices of all meetings shall state the place, date and hour of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.

1.5 Voting List. The officer who has charge of the stock ledger of the corporation shall prepare, at least 10 days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any stockholder who is present. This list shall determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

1.6 Quorum. Except as otherwise provided by law or these Bylaws, the holders of a majority of the shares of the capital stock of the corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders

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of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date or time.

1.7 Adjournments. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the Chairman of the meeting or, in the absence of such person, by any officer entitled to preside at or to act as Secretary of such meeting, or by the holders of a majority of the shares of stock present or represented at the meeting and entitled to vote, although less than a quorum. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

1.8 Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or in the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize any other person or persons to vote or act for him by written proxy executed by the stockholder or his authorized agent or by a transmission permitted by law and delivered to the Secretary of the corporation. No stockholder may authorize more than one proxy for his shares. Any copy, facsimile transmission or other reliable reproduction of the writing or transmission created pursuant to this Section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or transmission.

1.9 Action at Meeting. When a quorum is present at any meeting, any election shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election, and all other matters shall be determined by a majority of the votes cast affirmatively or negatively on the matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, a majority of each such class present or represented and voting affirmatively or negatively on the matter) shall decide such matter, except when a different vote is required by express provision of law, the Certificate of Incorporation or these Bylaws.

All voting, including on the election of directors, but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or his or her proxy, a stock vote shall be taken. Every stock vote shall be taken by ballot, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. Every vote taken by ballot shall be counted by an inspector or inspectors appointed by the chairman of the meeting. The corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as an alternate inspector to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of

2

stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his or her ability.

1.10 Stockholder Action Without Meeting. Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. All such consents shall be filed with the Secretary of the corporation and shall be maintained in the corporate records. Prompt notice of the taking of a corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

An electronic transmission consenting to an action to be taken and transmitted by a stockholder, or by a proxy holder or other person authorized to act for a stockholder, shall be deemed to be written, signed and dated for the purpose of this Section 1.10, provided that such electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the electronic transmission was transmitted by the stockholder or by a person authorized to act for the stockholder and (ii) the date on which such stockholder or authorized person transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded.

1.11 Meetings by Remote Communication. If authorized by the Board of Directors, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting and be deemed present in person and vote at the meeting, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

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ARTICLE II

BOARD OF DIRECTORS

2.1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

2.2 Number and Term of Office. The number of directors shall initially be two (2) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). All directors shall hold office until the next annual meeting of stockholders and until their respective successors are elected, except in the case of the death, resignation or removal of any director.

2.3 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

2.4 Resignation. Any director may resign by delivering notice in writing or by electronic transmission to the President, Chairman of the Board or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

2.5 Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, by the sole remaining director, or by the stockholders at the next annual meeting or at a special meeting called in accordance with Section 1.3 above. Directors so chosen shall hold office until the next annual meeting of stockholders.

2.6 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting

4

of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.7 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or two or more directors and may be held at any time and place, within or without the State of Delaware.

2.8 Notice of Special Meetings. Notice of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director by whom it is not waived by (i) giving notice to such director in person or by telephone, electronic transmission or voice message system at least 24 hours in advance of the meeting, (ii) sending a facsimile to his last known facsimile number, or delivering written notice by hand, to his last known business or home address at least 24 hours in advance of the meeting, or (iii) mailing written notice to his last known business or home address at least three days in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

2.9 Participation in Meetings by Telephone Conference Calls or Other Methods of Communication. Directors or any members of any committee designated by the directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.10 Quorum. A majority of the total number of authorized directors shall constitute a quorum at any meeting of the Board of Directors. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or at a meeting of a committee which authorizes a particular contract or transaction.

2.11 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these Bylaws.

2.12 Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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2.13 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation, with such lawfully delegated powers and duties as it therefor confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the Delaware General Corporation Law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors.

2.14 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

2.15 Nomination of Director Candidates. Subject to the rights of holders of any class or series of Preferred Stock then outstanding, nominations for the election of Directors may be made by (i) the Board of Directors or a duly authorized committee thereof or (ii) any stockholder entitled to vote in the election of Directors.

ARTICLE III

OFFICERS

3.1 Enumeration. The officers of the corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer, a Chief Financial Officer and such other officers with such other titles as the Board of Directors shall determine, including, at the discretion of the Board of Directors, a Chairman of the Board and one or more Vice Presidents and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2 Election. Officers shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Officers may be appointed by the Board of Directors at any other meeting.

3.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

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3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until his successor is elected and qualified, unless a different term is specified in the vote appointing him, or until his earlier death, resignation or removal.

3.5 Resignation and Removal. Any officer may resign by delivering his written resignation to the corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer elected by the Board of Directors may be removed at any time, with or without cause, by the Board of Directors.

3.6 Chairman of the Board. The Board of Directors may appoint a Chairman of the Board. If the Board of Directors appoints a Chairman of the Board, he shall perform such duties and possess such powers as are assigned to him by the Board of Directors. Unless otherwise provided by the Board of Directors, he shall preside at all meetings of the stockholders, and, if he is a director, at all meetings of the Board of Directors.

3.7 President. The President shall, subject to the direction of the Board of Directors, have responsibility for the general management and control of the business and affairs of the corporation and shall perform all duties and have all powers which are commonly incident to the office of President or which are delegated to him or her by the Board of Directors. Unless otherwise designated by the Board of Directors, the President shall be the Chief Executive Officer of the corporation. The President shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of the Board of Directors and of stockholders. The President shall perform such other duties and shall have such other powers as the Board of Directors may from time to time prescribe. He or she shall have power to sign stock certificates, contracts and other instruments of the corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the corporation, other than the Chairman of the Board.

3.8 Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board of Directors or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the President and when so performing shall have at the powers of and be subject to all the restrictions upon the President. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

3.9 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the Secretary, including, without limitation, the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to keep a record of the proceedings of all meetings of stockholders and the Board of Directors, to maintain

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a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

3.10 Treasurer. The Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation, the duty and power to keep and be responsible for all funds and securities of the corporation, to maintain the financial records of the corporation, to deposit funds of the corporation in depositories as authorized, to disburse such funds as authorized, to make proper accounts of such funds, and to render as required by the Board of Directors accounts of all such transactions and of the financial condition of the corporation.

3.11 Chief Financial Officer. The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned to him by the Board of Directors, the Chief Executive Officer or the President. Unless otherwise designated by the Board of Directors, the Chief Financial Officer shall be the Treasurer of the corporation.

3.12 Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

3.13 Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE IV

CAPITAL STOCK

4.1 Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any unissued balance of the authorized capital stock of the corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

4.2 Certificates of Stock. Every holder of stock of the corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by him in the corporation. Each such certificate

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shall be signed by, or in the name of the corporation by, the Chairman or Vice Chairman, if any, of the Board of Directors, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation. Any or all of the signatures on the certificate may be a facsimile.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the Bylaws, applicable securities laws or any agreement among any number of shareholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

4.3 Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, the Certificate of Incorporation or the Bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these Bylaws.

4.4 Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.

4.5 Record Date. The Board of Directors may fix in advance a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, concession or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted and shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed. The record date for

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determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE V

GENERAL PROVISIONS

5.1 Fiscal Year. The fiscal year of the corporation shall be as fixed by the Board of Directors.

5.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3 Waiver of Notice. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by electronic transmission or any other method permitted under the Delaware General Corporation Law, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness of notice.

5.4 Actions with Respect to Securities of Other Corporations. Except as the Board of Directors may otherwise designate, the Chief Executive Officer or President or any officer of the corporation authorized by the Chief Executive Officer or President shall have the power to vote and otherwise act on behalf of the corporation, in person or proxy, and may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact to this corporation (with or without power of substitution) at any meeting of stockholders or shareholders (or with respect to any action of stockholders) of any other corporation or organization, the securities of which may be held by this corporation and otherwise to exercise any and all rights and powers which this corporation may possess by reason of this corporation’s ownership of securities in such other corporation or other organization.

5.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6 Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

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5.7 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

5.8 Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.9 Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission, provided that notice to stockholders by electronic transmission shall be given in the manner provided in Section 232 of the Delaware General Corporation Law. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the corporation. The time when such notice shall be deemed to be given shall be the time such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if delivered by hand, facsimile, other electronic transmission or commercial courier service, or the time such notice is dispatched, if delivered through the mails. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (1) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (2) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; (4) if by any other form of electronic transmission, when directed to the stockholder; and (5) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation.

5.10 Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the corporation, including reports made to the corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

5.11 Time Periods. In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

5.12 Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

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ARTICLE VI

AMENDMENTS

6.1 By the Board of Directors. Except as is otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

6.2 By the Stockholders. Except as otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of capital stock of the corporation issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class. Such vote may be held at any annual meeting of stockholders, or at any special meeting of stockholders provided that notice of such alteration, amendment, repeal or adoption of new Bylaws shall have been stated in the notice of such special meeting.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1 Indemnification of Directors And Officers. The corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 7.1, a “director” or “officer” of the corporation includes any person (a) who is or was a director or officer of the corporation, (b) who, while serving as a director of officer of the corporation, is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

7.2 Indemnification of Others. The corporation shall have the power, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 7.2, an “employee” or “agent” of the corporation (other than a director or officer) includes any person (a) who is or was an employee or agent of the corporation, (b) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

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7.3 Payment Of Expenses In Advance. Expenses incurred in defending any action or proceeding for which indemnification is required pursuant to Section 7.1 hereof, or for which indemnification is permitted pursuant to Section 7.2 hereof, following authorization thereof by the Board, shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount, if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in this Article 6.

7.4 Indemnity Not Exclusive. The indemnification provided by this Article 6 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in the Amended and Restated Certificate of Incorporation.

7.5 Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the General Corporation Law of Delaware.

7.6 Conflicts. No indemnification or advance shall be made under this Article 6, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

(a) That it would be inconsistent with a provision of the Amended and Restated Certificate of Incorporation, these By-laws, a resolution of the stockholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(b) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

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